UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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INSIGHT ENTERPRISES, INC.

(Name of Registrant as Specified in its Charter)

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Notice of 2020 Annual Meeting of Stockholders

and

Proxy Statement

In 2019, we reported record net sales of $7.7 billion, an increase of 9% over 2018.  The addition of PCM combined with our team’s focus on our solution area strategy and expanding our services offerings, drove gross profit growth faster than sales at 15% year over year, and improved gross margin by 70 basis points to 14.7%, also a new record for the company.  Top line growth and gross margin expansion combined with continued expense discipline drove non-GAAP Adjusted earnings from operations up 11% in 2019 compared to the prior year.

Dear Fellow Stockholder,

On behalf of our Board of Directors, I’m pleased to invite you to Insight’s 2020 Annual Meeting of Stockholders. The meeting will be held on Wednesday, May 20, 2020 at 10:00 a.m. MST, at our client support center located at 910 West Carver Road, Suite 110, Tempe, Arizona 85283. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting.

For Insight, 2019 was another year of record financial performance and strategic progress, as we continued to improve profitability and make significant strategic investments for the future.

For more information on Insight and to take advantage of the many stockholder resources and tools available, we encourage you to visit our Investor Relations website at www.investor.insight.com.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote either via the Internet, by telephone or by signing and returning a proxy card. Please vote as soon as possible so that your shares will be represented at the meeting.

Thank you for your trust in Insight and your investment in our business.

Kenneth T. Lamneck

President and Chief Executive Officer

April 7, 2020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

When:	Where:

Wednesday, May 20, 2020	Insight Client Support Center
10:00 a.m. MST	910 West Carver Road, Suite 110
Tempe, Arizona 85283

We are pleased to invite you to the Insight Enterprises, Inc. 2020 Annual Meeting of Stockholders (the “Annual Meeting”).

Items of Business:

1.	To elect nine directors for a term expiring at the 2021 Annual Meeting of Stockholders (or until their respective successors have been duly elected and qualified);
2.	To approve, on an advisory basis, named executive officer compensation;
3.	To approve the Insight Enterprises, Inc. 2020 Omnibus Plan;
4.	To ratify KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020; and
5.	To consider any other business that may properly come before the Annual Meeting or any adjournments or postponements of the meeting.

Record Date:

Holders of our common stock at the close of business on March 30, 2020 are entitled to notice of, and to vote at, the Annual Meeting.

How to Vote:

Your vote is important to us.  Please see “Voting Information” on page 1 for instructions on how to vote your shares.

These proxy materials are first being distributed on or about April 15, 2020.

April 7, 2020	By Order of the Board of Directors,

Samuel C. Cowley
Senior Vice President, General Counsel and Secretary

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting to be Held on May 20, 2020:  The proxy materials relating to our 2020 Annual Meeting (notice, proxy statement, proxy card and annual report) are available at

www.proxypush.com/nsit.

PROXY STATEMENT TABLE OF CONTENTS

VOTING INFORMATION

Who is Eligible to Vote

You are entitled to vote at the Annual Meeting if you were a stockholder of Insight Enterprises, Inc. (the “Company” or “Insight”) as of the close of business on March 30, 2020, the record date for the Annual Meeting.

Participate in the Future of Insight – Vote Today

Please cast your vote as soon as possible on all the proposals listed below to ensure that your shares are represented.

		More Information	Board Recommendation
Proposal 1	Election of Directors	Page 14	FOR each Director Nominee
Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	Page 25	FOR
Proposal 3	Approval of the Insight Enterprises, Inc. 2020 Omnibus Plan (the “2020 Omnibus Plan”)	Page 58	FOR
Proposal 4	Ratification of Independent Registered Public Accounting Firm	Page 65	FOR

Voting in Advance of the Annual Meeting

Even if you plan to attend our Annual Meeting in person, please read this proxy statement with care and vote right away as described below. For stockholders of record, have your notice and proxy card in hand and follow the instructions. If you hold your shares through a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee, including whether telephone or Internet options are available.

INTERNET / MOBILE	PHONE	MAIL

Visit 24/7: www.proxypush.com/nsit	Dial toll free 24/7: 1-866-883-3382	Mark, sign and date your proxy card and return it in in
Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 19, 2020.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 19, 2020.	the postage-paid envelope provided.

Voting at the Annual Meeting

You may vote in person at the Annual Meeting, which will be held on Wednesday, May 20, 2020, at 10:00 a.m. MST, at the Insight Client Support Center, 910 West Carver Road, Suite 110, Tempe, Arizona 85283. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

Frequently Asked Questions

We provide answers to many frequently asked questions about the meeting and voting under “Frequently Asked Questions Concerning the Annual Meeting” beginning on page 69 of this proxy statement.

PROXY SUMMARY

This summary highlights information contained elsewhere. This summary does not contain all of the information that you should consider, and you should read carefully the entire proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2019 before voting at the Annual Meeting. Measures used in this proxy statement that are not based on U.S. generally accepted accounting principles (“GAAP”) are defined and reconciled to the most directly comparable GAAP measure in Appendix A.

Business Overview

Today, every business is a technology business. We empower organizations of all sizes with Intelligent Technology SolutionsTM and services to maximize the business value of their information technology (“IT”) in North America; Europe, the Middle East and Africa (“EMEA”); and Asia-Pacific (“APAC”).  As a Fortune 500-ranked global provider of digital innovation, cloud/data center transformation, connected workforce, and supply chain optimization solutions and services, we help clients innovate and optimize their operations to run smarter.

Across three decades, we have evolved with the industry in pursuit of helping our clients run their businesses smarter. The ever-increasing complexity across the technology ecosystem, combined with the continual emergence of new trends and offerings, has made it difficult for most clients to effectively manage their IT environments. We believe that our core business plus our recent strategic acquisitions have provided us with an integrated foundation to better serve our clients. Our four solution areas effectively represent the areas that we consider our clients care about most and are designed to allow our clients, and the different decision makers within our clients, to interact with us in multiple ways. Our four key solutions areas are:

Digital Innovation – We leverage emerging technologies to build innovative applications to improve clients’ business performance, engage customers and uncover new revenue streams. We help our clients innovate smarter.

Cloud and Data Center Transformation – We help businesses modernize and secure critical platforms to transform IT. Through end-to-end services from architecture through management, we help leverage the right platforms to increase agility and support innovation.

Connected Workforce – We help clients deliver a secure, modern experience to their workforce, driving productivity in the workplace and helping to attract and retain talent in this competitive marketplace. We help our clients work smarter.

Supply Chain Optimization – Through Insight’s core business, we help clients effectively and efficiently acquire all of their information technology needs leveraging our scale and supply chain expertise. We help our clients invest smarter.

We are organized in three geographic operating segments:

Operating Segment	Geography	Percent of 2019 Consolidated Net Sales

North America	United States and Canada	78%
EMEA	Europe, Middle East and Africa	20%
APAC	Asia-Pacific	2%

2019 Business Highlights

In 2019, our global team delivered a fourth consecutive year of double-digit non-GAAP Adjusted* earnings from operations growth by focusing on improving our product mix and continuing to expand our services offerings and integrating strategic acquisitions. We believe that our solution area go-to-market strategy, deep technical talent and consistent focus on operational excellence uniquely position us to compete in the marketplace in 2020 and beyond. For the year, we delivered the following consolidated financial results:

•	Net sales growth of $651 million, or 9%, to $7.7 billion
•	Gross profit (“GP”) growth of 15%, with gross margin increasing approximately 70 basis points
•	Non-GAAP Adjusted* earnings from operations (“EFO”) growth of 11%
•	Non-GAAP Adjusted* diluted earnings per share (“EPS”) growth of 9%, to $5.42
•	Non-GAAP Adjusted* return on invested capital (“ROIC”) of 13.85%(1)
(1)

Calculated using a 27.5% tax rate for 2019, consistent with the ROIC reported in 2019 earnings. Non-GAAP Adjusted ROIC was significantly impacted by the acquisition of PCM, which is very important to the Company from a strategic point of view.

* See Appendix A for a reconciliation of each non-GAAP Adjusted financial measure to the most directly comparable GAAP measure

From a strategic standpoint, Insight continued to expand its market leading capabilities for delivering global IT solutions for complex business problems through the acquisition of PCM, Inc. (“PCM”), a provider of multi-vendor technology offerings, including hardware, software and services, on August 30, 2019. We also continued to make additional strategic investments for the future to develop capabilities to serve our clients’ needs.

The following chart shows how a $100 investment in the Company’s common stock on December 31, 2014 would have grown to $271 on December 31, 2019. The chart also shows Insight’s performance versus the NASDAQ US Benchmark TR Index (Market Index) ($100 investment would have grown to $171) and the NASDAQ US Benchmark Computer Hardware TR Index (Industry Index) ($100 investment would have grown to $259) over the same period, with dividends reinvested quarterly.

For further details about our performance in 2019, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Our Board of Directors

•	Independent Board. Our Board of Directors is comprised entirely of independent directors, other than Kenneth T. Lamneck, who also serves as our President and Chief Executive Officer.
•	Independent Chair of the Board. Timothy A. Crown serves as our independent Chair of the Board.
•	Independent Board Committees. All members of our Audit, Compensation and Nominating and Governance Committees are independent directors.

					Board Committee Membership As of April 1, 2020
Name	Age	Director Since	Primary Occupation	Independent	Audit	Compensation	Nominating & Governance
Kenneth T. Lamneck	65	2010	President and Chief Executive Officer, Insight Enterprises, Inc.
Timothy A. Crown	56	1994	Investor / Entrepreneur	✓
Richard E. Allen	63	2012	Investor	✓		×
Bruce W. Armstrong	58	2016	Operating Partner, Khosla Ventures	✓	×		×
Linda Breard	50	2018	Investor	✓	×	×
Catherine Courage	45	2016	Vice President, Experience for Ads and Commerce, Google, Inc.	✓		×	×
Anthony A. Ibargüen	61	2008	Chief Executive Officer, AquaVenture Holdings LLC and Quench USA, Inc.	✓	×
Kathleen S. Pushor	62	2005	Independent Consultant	✓			×
Girish Rishi	50	2017	Chief Executive Officer of Blue Yonder	✓	×	×

Committee Chair.

Executive Compensation Highlights

CEO Pay for Performance

Our executive compensation program is focused on driving profitability growth and stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses on variable, performance-based incentives that create a balanced focus on our short-term and long-term strategic and financial goals. As shown in the chart below, in 2019, approximately 85% of the target total direct compensation of our President and Chief Executive Officer, Kenneth T. Lamneck, was variable and/or “at-risk” and earned only if performance goals are met.

Our Executive Compensation Practices

Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

Our Executive Compensation Practices
✓	Significant percentage of target total direct compensation delivered in the form of variable compensation, which is at-risk and/or tied to performance
✓	Long-term performance objectives aligned with the creation of stockholder value
✓	Compensation Committee consists of independent directors only
✓	Annual review of our compensation-related risk profile
✓	Market comparison of executive compensation against relevant peer group information
✓	Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no services to the Company
✓	Robust stock ownership guidelines
✓	Clawback policy
✓	We do not provide excessive executive perquisites
✓	We do not provide excessive severance benefits
✓	We do not offer tax gross-ups, except for one legacy arrangement granted years ago
✓	We prohibit repricing of underwater stock options under our long-term incentive plan without stockholder approval
✓	We prohibit hedging or short sales of our securities, and we prohibit pledging of our securities except in limited circumstances with pre-approval

Extensive information regarding our executive compensation programs in place for 2019 can be found under the heading “Compensation Discussion and Analysis.”

CORPORATE GOVERNANCE

To provide a framework for effective corporate governance, our Board of Directors (the “Board of Directors” or “Board”) has adopted Corporate Governance Guidelines, which outline the operating principles of our Board of Directors and the composition and working processes of our Board and its committees. The Nominating and Governance Committee periodically reviews our Corporate Governance Guidelines and developments in corporate governance and recommends proposed changes to the Board for approval.

Our Corporate Governance Guidelines, along with other corporate governance documents, such as committee charters and our Code of Ethics and Business Practices, are available on our website at http://investor.insight.com/corporate-governance.

Independence of Our Board of Directors

Under our Corporate Governance Guidelines and the listing standards of NASDAQ, a majority of our Board members must be independent. The Board of Directors annually determines whether each of our directors is independent. In determining independence, the Board follows the independence criteria set forth in the NASDAQ listing standards and considers all relevant facts and circumstances.

Under the NASDAQ independence criteria, a director cannot be considered independent if he or she has one of the relationships specifically enumerated in the NASDAQ listing standards. In addition, the Board must affirmatively determine that a director does not have a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has affirmatively determined that each of our current directors is independent under the applicable listing standards of NASDAQ, other than our President and Chief Executive Officer, Kenneth T. Lamneck.

Board of Directors Leadership Structure

Timothy A. Crown serves as the Chair of our Board of Directors and Kenneth T. Lamneck serves as our President and Chief Executive Officer. The Board believes that separating the roles of Chair and Chief Executive Officer, along with the use of regular executive sessions of the independent directors, provides appropriate oversight of the Company’s strategic direction. Anthony A. Ibargüen serves as the Presiding Director of the Board and is responsible, after consultation with the full Board, for proposing revisions to the Company’s Corporate Governance Guidelines and Board procedures.

Board Refreshment

Over the last several years, the Company has completed a refreshment of our Board by electing four new directors and accepting the retirements of four long time directors pursuant to the Company’s mandatory retirement policy.  One director retired early in 2016, another retired effective at the 2017 Annual Meeting of Stockholders, and two directors retired effective at the 2018 Annual Meeting of Stockholders.  Mr. Rishi and Ms. Breard were appointed by the Board in December 2017 and February 2018, respectively, as replacements for the directors that retired in 2018. In early 2016, Ms. Courage and Mr. Armstrong were appointed to replace the directors that retired in 2016 and 2017.  The refreshment has increased the Board’s diversity, experiences, and perspectives while lowering the average age of our directors from 61 to 57.

Board Assessment

The Board engages in a robust self-evaluation process designed to elicit improvement in the effectiveness of the Board, its committees and the individual directors. For the last several years, on an annual basis, the Company’s outside counsel has distributed a self-assessment questionnaire, which was followed by an interview with each director. After compiling the results, the recommendations were reviewed with the Chairs of the Board and each committee. The Chairs of the committees use the recommendations to identify areas of potential improvements for their respective committees and the Chairs of the Board and Nominating and Governance Committee provide feedback to each individual director.

Corporate Social Responsibility

Sustainability and corporate social responsibility are values embraced by the Company. The Company is a member of the Responsible Business Alliance and has dedicated personnel who are responsible for business ethics issues and sustainable procurement policies on both environmental and social factors. The Company has signed the United Nations Global Compact and supports its principles of human rights, anti-discrimination, environmental responsibility and anti-corruption. The Company and its employees support the Insight In It Together Foundation, which (i) provides financial assistance and other resources to teammates and their families in times of special need and (ii) supports community organizations providing technology to support educational opportunities for under privileged children. The Company and its employees also support other philanthropic and volunteer efforts through numerous programs and events that improve our communities throughout the world. A review of some of our activities is provided in our Insight Enterprises Corporate Citizenship Report, which is available on our website at investor.insight.com. The Company does not make political contributions.

Board and Committee Meetings

Under our Corporate Governance Guidelines, our directors are expected to attend meetings of the Board and applicable committees and annual meetings of stockholders.

In 2019, the Board held 10 meetings, including regularly scheduled and special meetings. In 2019, each of the directors attended at least 75% of the aggregate of all meetings of the Board and the meetings of the committees on which he or she served (during the periods for which he or she served on the Board and such committees). In addition, all nine of the directors attended our 2019 Annual Meeting of Stockholders.

Board Committees

Our Board has four committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee. Our Board has adopted charters for each of these committees, which are available on our website at http://investor.insight.com/corporate-governance. Under the committees’ charters, the committees report regularly to the Board. Additional information on each of these committees is set forth below.

Audit Committee

Chair: Richard E. Allen

Other Members of the Committee: Bruce W. Armstrong, Linda Breard, Anthony A. Ibargüen, Girish Rishi

Meetings Held in 2019: 9

Primary Responsibilities:

Our Audit Committee is responsible for, among other things: (1) appointing, compensating, retaining, evaluating, overseeing and terminating our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm its independence; (3) reviewing with our independent registered public accounting firm the scope and results of its audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the accounting and financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the U.S. Securities and Exchange Commission (“SEC”); (6) reviewing and monitoring our accounting principles, accounting policies and financial and accounting controls; (7) establishing procedures for the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters; (8) reviewing and approving or ratifying related party transactions; and (9) overseeing our internal audit function.

Independence:

Each member of the Audit Committee meets the audit committee independence requirements of NASDAQ and the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board has designated each of Richard E. Allen and Linda Breard as an “audit committee financial expert.” Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements.

Compensation Committee

Chair: Kathleen S. Pushor

Other Members of the Committee: Richard E. Allen, Linda Breard, Catherine Courage, Girish Rishi

Meetings Held in 2019: 7

Primary Responsibilities:

Our Compensation Committee is responsible for, among other things: (1) reviewing and approving the compensation of our chief executive officer and other executive officers; (2) administering our stock plans and other incentive compensation plans; (3) periodically reviewing and recommending to the Board any changes to our incentive compensation and equity-based plans; (4) delegating authority to directors or executive officers to grant equity awards to eligible employees; (5) appointing, compensating, retaining, evaluating and overseeing outside compensation consultants, experts and other advisors; (6) reviewing trends in executive compensation; and (7) reviewing talent management and succession planning for senior executives, including internal succession candidates for the chief executive officer.

Independence:

Each member of the Compensation Committee meets the compensation committee independence requirements of NASDAQ and the rules under the Exchange Act, meets the non-employee director requirements of Rule 16b-3 under the Exchange Act, and meets the outside director requirements under Section 162(m) of the Internal Revenue Code (“IRC”).

Nominating and Governance Committee

Chair: Anthony A. Ibargüen

Other Members of the Committee: Bruce W. Armstrong, Catherine Courage, Kathleen S. Pushor

Meetings Held in 2019: 3

Primary Responsibilities:

Our Nominating and Governance Committee is responsible for, among other things: (1) identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board; (2) overseeing the organization of our Board to discharge the Board’s duties and responsibilities properly and efficiently; (3) reviewing developments in and making recommendations regarding corporate governance matters; (4) developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us; (5) managing the Board’s self-evaluation process; (6) coordinating the process for chief executive officer succession, especially involving external candidates; and (7) retaining, compensating and terminating any director search firms or other advisors. In addition, the Chair of the Nominating and Governance Committee serves as the presiding Director of the Board.

Independence:

Each member of the Nominating and Governance Committee meets the nominating and corporate governance committee independence requirements of NASDAQ.

Executive Committee

Chair: Timothy A. Crown

Other Members of the Committee: Anthony A. Ibargüen, Kenneth T. Lamneck

Meetings Held in 2019: None

Primary Responsibilities:

Our Executive Committee meets, at the request of the Chair, to exercise the powers and authority of the Board during intervals between meetings of the Board. The Executive Committee shall not exercise: (1) powers delegated to other committees of the Board; and (2) powers that may not be delegated to a committee under Delaware General Corporation law, including amending the Bylaws or approving a merger of the Company.

Board of Directors Role in Strategy

Our Board of Directors oversees the Company’s strategy. On an annual basis, the Board reviews and approves the Company’s strategic plan and is involved in the Company’s strategic planning process throughout its development. In both 2017 and 2019, the Board oversaw the engagement of an outside consultant that assisted management in evaluating the strengths and weaknesses of the Company, key trends in the industry, and opportunities for future growth of the Company. Since then, the Board has been regularly involved in addressing matters of strategic importance, including evaluating and prioritizing acquisition targets, strategic partnerships, and the strategies adopted by the Company to address industry trends and opportunities.

Board of Directors Role in Risk Oversight

Enterprise Risk Management Program

Our Board of Directors oversees our Enterprise Risk Management Program (“ERM Program”), which is designed to drive the identification, analysis, discussion and reporting of risks to the enterprise. The ERM Program encourages constructive dialog at the management and Board levels to proactively identify and manage enterprise risks. Under the ERM Program, management develops a comprehensive report of enterprise risks by conducting regular assessments of the business and supporting functions, including assessments of strategic, operational, financial reporting and legal and compliance risks, and helps to ensure appropriate response strategies are in place.

Enterprise risks are considered in business decision making and as part of our overall business strategy. Our management team, including our executive officers, is primarily responsible for managing the risks associated with the operations and business of the Company. Senior management provides regular updates to the full Board of Directors at least twice a year on matters covered by the ERM Policy, and reports to the full Board on any identified high priority enterprise risks.

Compensation Risk Assessment

We annually conduct an assessment of the risks associated with our compensation practices and policies.  In 2019, we determined that the risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company. In conducting the assessment, we undertook a review of our compensation philosophies, our compensation governance structure and the design and oversight of our various compensation programs. Overall, we believe that our programs include an appropriate mix of fixed and variable features, and short-term and long-term incentives with compensation-based goals aligning with corporate goals. Centralized oversight helps ensure compensation programs align with the Company’s goals and compensation philosophies and, along with other factors, operate to mitigate against the risk that such programs would encourage excessive risk-taking.

Code of Ethics and Business Practices

We have adopted a code of ethics and business practices, which is applicable to all of our teammates and our directors. If we make any substantive amendments to the code of ethics and business practices or grant any waiver from a provision of the code to our chief executive officer, chief financial officer (principal financial officer) or global corporate controller (principal accounting officer), we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K. A copy of this code is available on our website at http://investor.insight.com/corporate-governance.

Hedging, Short Sales and Pledging Policies

Our Policy on Insider Trading, which applies to all teammates, Board members and consultants, includes policies on hedging, short sales and pledging of our securities. Our policy prohibits hedging transactions involving Company securities and it also prohibits short sales or other speculative transactions involving our securities. In addition, it prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan except in limited circumstances with pre-approval from our Compliance Officer, which pre-approval will only be granted when such person clearly demonstrates the financial capacity to repay the loan without resort to any pledged securities.

Communications with the Board of Directors

Stockholders who would like to communicate with the Board of Directors or its committees may do so by writing to them via the Company’s Corporate Secretary by mail at Insight Enterprises, Inc., 6820 S. Harl Avenue, Tempe, Arizona 85283. Correspondence may be addressed to the collective Board of Directors or to any of its individual members or committees at the election of the sender. Any such communication is promptly distributed to the director or directors named therein unless such communication is considered, either presumptively or in the reasonable judgment of the Company’s Corporate Secretary, to be improper for submission to the intended recipient or recipients. Examples of communications that would presumptively be deemed improper for submission include, without limitation, solicitations, communications that raise grievances that are personal to the sender, communications that relate to the pricing of the Company’s products or services, communications that do not relate directly or indirectly to the Company and communications that are frivolous in nature.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2019 were Ms. Pushor (Chair) Ms. Breard, Ms. Courage, and Messrs. Allen and Rishi. No member of the Compensation Committee was at any time during 2019 or at any other time an officer or employee of Insight, and no member had any relationship with Insight requiring disclosure. No executive officer of Insight has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee of Insight during 2019.

Related Party Transactions

Related Party Transaction Approval Policy

We have a written policy regarding the approval and/or ratification of related party transactions. The policy is administered by our Audit Committee and applies to any transaction or series of transactions in which the Company is a participant, the amount involved exceeds or is expected to exceed $120,000 in any calendar year and any related person has a direct or indirect interest. For purposes of the policy, “related persons” consist of the Company’s directors or executive officers, any stockholder beneficially owning more than 5% of the Company’s common stock or immediate family members of any such persons.

Under the policy, the Audit Committee will review all applicable related party transactions for approval, ratification or other action unless the transaction falls within the following categories of pre-approved transactions:

•	employment of an executive officer if compensation is otherwise subject to disclosure requirements or approved by the Compensation Committee;
•	director compensation subject to disclosure requirements;
•

in the ordinary course of business, sales to or purchases from another company where a related party is employed or a director if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s total annual revenues (for sales) or $50,000 (for purchases);

•

any charitable contribution, grant or endowment where the related party is employed or a director if the aggregate amount involved does not exceed the lesser of $10,000 or 2% of the charitable organization’s annual receipts;

•	any transaction where the related party’s interest arises solely from the ownership of common stock and all holders of common stock received the same benefit on a pro rata basis;
•

any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

We generally believe these transactions are not significant to investors because they comply with the Company’s standard policies and procedures or are otherwise subject to review. Any related party transaction requiring individual review will only be approved if the Audit Committee determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest that would be detrimental to the Company.

We also require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for directors’ fees). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Audit Committee. The types of transactions that have been reviewed in the past typically include the purchase from, and sale of products and services to, companies for which our directors serve as executive officers or directors, including purchases of marketing services for our use and products for resale to clients and the sale of products, software and services.

Related Party Transactions

No related person had any direct or indirect material interest in any transaction with us required to be disclosed since the commencement of the 2019 fiscal year.

No Stockholder Rights Plan

The Company does not maintain a stockholder rights plan (commonly referred to as a poison pill).

PROPOSAL 1 – Election of Directors

Upon completion of the Annual Meeting, our Board will consist of nine directors. All nine directors will be elected for one year terms at the Annual Meeting.

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated the nine directors for election to new terms expiring at the 2021 Annual Meeting of Stockholders, subject to the election and qualification of their successors.

Director Nomination Process

The Board of Directors is responsible for nominating individuals for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Nominating and Governance Committee is responsible for identifying and screening potential candidates and recommending qualified candidates to the Board for nomination. Third-party search firms may be and have been retained to identify individuals that meet the criteria of the Nominating and Governance Committee.

The Nominating and Governance Committee will consider director candidates recommended by stockholders in the same manner in which it evaluates candidates it identified, if such recommendations are properly submitted to the Company. Stockholders wishing to recommend nominees for election to the Board should submit their recommendations in writing to our Corporate Secretary by mail at Insight Enterprises, Inc., 6820 S. Harl Avenue, Tempe, Arizona  85283. See “Other Business – Stockholder Proposals and Director Nominations for the 2021 Annual Meeting” for additional information.

Director Qualifications

In selecting director candidates, the Nominating and Governance Committee and the Board of Directors consider the qualifications and skills of the candidates individually and the composition of the Board as a whole. Under our Corporate Governance Guidelines, the Nominating and Governance Committee and the Board review the following for each candidate, among other qualifications deemed appropriate, when considering the suitability of candidates for nomination as director:

•	Principal employment, occupation or association involving an active leadership role
•	Qualifications, attributes, skills and/or experience relevant to the Company’s business
•	Ability to bring diversity to the Board, including a mix of career experience and viewpoints
•	Other time commitments, including the number of other boards on which the potential candidate may serve
•	Independence and absence of conflicts of interest as determined by the Board’s standards and policies, the listing standards of NASDAQ and other applicable laws, regulations and rules
•	Financial literacy and expertise
•	Personal qualities, including strength of character, maturity of thought process and judgment, values and ability to work collegially

2020 Nominees for Election to the Board of Directors

Each of the nine director nominees listed below is currently a director of the Company. Each also has been determined by the Board to be independent, other than our President and Chief Executive Officer, Kenneth T. Lamneck.

The following biographies describe the business experience of each director nominee. Following the biographical information for each director nominee, we have listed the specific experience and qualifications of that nominee that strengthen the Board’s collective qualifications, skills and experience.

If elected, each of the director nominees is expected to serve for a term expiring at the Annual Meeting of Stockholders in 2021, subject to the election and qualification of his or her successor. The Board expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board may nominate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES FOR ELECTION AS DIRECTORS.

Kenneth T. Lamneck	Director of Insight Since: 2010

President and Chief Executive Officer of Insight	Committees: Executive
Age 65
Other Public Company Directorships: Benchmark Electronics, Inc.

Mr. Lamneck was appointed President and Chief Executive Officer and a director of Insight effective January 1, 2010. From 2004 through 2009, Mr. Lamneck served as President, the Americas, at Tech Data Corporation, a wholesale distributor of technology products, where he led operations in the United States, Canada and Latin America. From 1996 to 2003, he held various executive management positions at Arrow Electronics, including President of Arrow/Richey Electronics and President of Arrow’s Industrial Computer Products business. Mr. Lamneck is a member of the board of directors of Benchmark Electronics, Inc., a publicly-held company that provides integrated manufacturing, design and engineering services to original equipment manufacturers of computers and related products.

Experience and Qualifications of Particular Relevance to Insight

Mr. Lamneck’s knowledge of our business, based on over 20 years of industry experience and his extensive management experience, make him a valuable contributor to the Board. In addition, as our President and Chief Executive Officer, the Board believes it is appropriate for him to be a member of our Board.

Timothy A. Crown	Director of Insight Since: 1994

Chair of the Board, Independent Director	Committees: Executive
Age 56

Mr. Crown has been a director since 1994 and assumed the position of Chair of the Board in November 2004. Mr. Crown has been a non-employee director since 2004. Mr. Crown, a co-founder of the Company, stepped down from the position of President and Chief Executive Officer in November 2004, positions he had held since January 2000 and October 2003, respectively. Mr. Crown is also an officer and director of various private companies, including companies in which he has made investments.

Experience and Qualifications of Particular Relevance to Insight

The Board believes Mr. Crown’s experience as a co-founder of the Company gives him a unique perspective on the Company’s opportunities, operations and challenges, and on the industry in which we operate. Mr. Crown’s experience in co-founding over 20 companies in the public, private and not-for-profit sectors also brings to our Board a focus on innovation and managing growth in rapidly changing environments.

Richard E. Allen	Director of Insight Since: 2012

Independent Director	Committees: Audit (Chair) and Compensation
Age 63

Mr. Allen was appointed a director in January 2012 and is one of the Audit Committee’s designated financial experts. Mr. Allen served at J.D. Edwards & Company, a cross-industry enterprise resource planning software solutions company, from 1985 to 2004, most recently as Executive Vice President, Finance and Administration, and served as a member of its board from 1992 to 2004. Prior to each of the following companies being acquired, he also served on the board of directors of RightNow Technologies, Inc., a publicly-held cloud-based customer relationship management business to consumer solutions provider, from 2004 until January 2012, and HireRight, Inc., a publicly-held provider of comprehensive employee background checks, from 2007 to 2009. He was the chair of the audit committee and a member of the compensation committee at both RightNow and HireRight. Mr. Allen also serves on the board and serves as the audit committee chair for several privately-held companies that are cloud-based solutions and software providers and previously served on the board of seven other public and private companies. Mr. Allen began his business career as a certified public accountant with Coopers & Lybrand in the audit division, where he last served as a Senior Auditor.

Experience and Qualifications of Particular Relevance to Insight

The Board believes that Mr. Allen’s over 40 years of finance, accounting, business operations and board experience, including his experience with cloud-based businesses, audit committees and compensation committees, brings corporate governance and financial and industry expertise to our Board.

Bruce W. Armstrong	Director of Insight Since: 2016

Independent Director	Committees: Audit and Nominating and Governance
Age 58

Mr. Armstrong was appointed a director in March 2016. Mr. Armstrong has over 25 years of experience developing, marketing, selling, and investing in technology, with an emphasis in data warehousing and analytic applications. Since 2015, Mr. Armstrong has served as an Operating Partner at Khosla Ventures, a venture capital firm, working with enterprise technology portfolio companies. Prior to that, Mr. Armstrong was the President and Chief Executive Officer of PivotLink, a leading provider of SaaS BI applications, from 2011 to 2014; Chairman and Chief Executive Officer of Kickfire, a pioneer in next-generation data warehouse appliances focused on the open source MySQL database market, from 2008 to 2010; and President and Chief Executive Officer of publicly-traded KNOVA Software, a leading provider of search and analytic applications for unstructured data, from 2002 to 2007.

Experience and Qualifications of Particular Relevance to Insight

The Board believes that Mr. Armstrong’s extensive experience as an executive of several technology companies and his strong background in Big Data and Analytics, next generation databases, data mining and the Internet of Things, along with his service on the boards of a variety of publicly-held and private companies, bring industry expertise and governance experience to our Board.

Linda Breard	Director of Insight Since: 2018

Independent Director	Committees: Audit and Compensation
Age 50
Other Public Company Directorships: PotlatchDeltic Corporation

Ms. Breard was appointed a director in February 2018 and is one of the Audit Committee’s designated financial experts. Ms. Breard is a certified public accountant and currently serves on the Board of Directors for PotlatchDeltic Corporation, a forest products company, where she is Chair of the audit committee and a member of the compensation committee. From February 2017 to July 2017, she served as the Executive Vice President and Chief Financial Officer of Kaiser Foundation Health Plan of Washington, which provides health insurance and medical care. Prior to that, from February 2016 to January 2017, Ms. Breard was the Executive Vice President and Chief Financial Officer of Group Health Cooperative, a health maintenance organization. From 2006 to 2016, she held various positions including Senior Vice President and Chief Financial Officer of Quantum Corporation, a leading data storage company. Prior to that, from 1998 to 2006, she served in a variety of roles for Advanced Digital Information Corporation, a publicly-traded technology company, last serving as Vice President, Global Accounting and Finance, and worked six years in public accounting before that.

Experience and Qualifications of Particular Relevance to Insight

The Board believes that Ms. Breard’s extensive background in finance, business operations and accounting, along with her audit committee service on the board of another public company, brings financial expertise and governance experience to our Board.

Catherine Courage	Director of Insight Since: 2016

Independent Director	Committees: Compensation and Nominating and Governance
Age 45

Ms. Courage was appointed a director in January 2016. Since October 2016, Ms. Courage has served as Vice President of Experience for Ads and Commerce at Google, a technology company specializing in Internet-related services and products. Prior to joining Google, Ms. Courage was Senior Vice President, Customer Experience for DocuSign, Inc., a digital transaction management cloud software company, from June 2015 to September 2016. Prior to that, she served as Senior Vice President, Customer Experience at Citrix from March 2009 to May 2015. Before that, she spent 9 years in similar roles with Salesforce.com and Oracle. She is a member of the board of advisors of Wootric, Inc., a private firm specializing in Net Promoter Score project management.

Experience and Qualifications of Particular Relevance to Insight

The Board believes that Ms. Courage’s work in brand design and customer experience and her extensive experience with leading information technology companies, are an asset to our Board, as we engage with our clients in the evolving digitally-driven marketplace.

Anthony A. Ibargüen	Director of Insight Since: 2008

Independent Director	Committees: Nominating and Governance (Chair), Audit and Executive
Age 61
Other Public Company Directorships: AquaVenture Holdings LLC

Mr. Ibargüen has served as a director since July 2008, and from September to December 2009, he served as our interim President and Chief Executive Officer. He was appointed Chief Executive Officer of AquaVenture Holdings LLC in January of 2019 and has served on its Board of Directors since 2014. He previously served as President of AquaVenture since June 2014. AquaVenture is a New York Stock Exchange listed multinational provider of water purification and treatment services and technologies. Mr. Ibargüen has also served as the Chief Executive Officer of Quench USA, Inc., an AquaVenture subsidiary, since 2010. In 2018, Mr. Ibargüen was elected to serve on the Board of Directors of the Federal Reserve Bank of Philadelphia, where he is a member of the executive and management and budget committees. From 2004 to 2008, he was President and Chief Executive Officer of Alliance Consulting Group, a privately-held IT consulting firm, and prior to that, Mr. Ibargüen was in leadership roles at several IT industry companies, including as President and member of the Board of Directors of Tech Data Corporation, a Fortune 500 global technology distribution company.

Experience and Qualifications of Particular Relevance to Insight

The Board believes that Mr. Ibargüen’s over 25 years of experience in the IT industry and extensive knowledge of global enterprise management, finance, product distribution, value-added services and capital markets brings valuable perspective to our Board.

Kathleen S. Pushor	Director of Insight Since: 2005

Independent Director	Committees: Compensation (Chair) and Nominating and Governance
Age 62

Ms. Pushor has been a director since September 2005. Ms. Pushor has operated an independent consulting practice since June 2009. From 2006 through June 2009, she served as President and Chief Executive Officer of the Greater Phoenix Chamber of Commerce. From 2003 to 2005, Ms. Pushor served as Chief Executive Officer of the Arizona Lottery. From 1999 to 2002, Ms. Pushor operated an independent consulting practice in the technology distribution sector. During the period from 1998 to 2005, Ms. Pushor was a member of the board of directors of Zones, Inc., a direct marketer of IT products.

Experience and Qualifications of Particular Relevance to Insight

The Board believes that Ms. Pushor’s industry knowledge and perspective, experience as a public company director and leadership experience from her many years as a Chief Executive Officer in the public sector bring valuable insights to our Board.

Girish Rishi	Director of Insight Since: 2017

Independent Director	Committees: Audit and Compensation
Age 50

Mr. Rishi was appointed a director in December 2017. Mr. Rishi is Chief Executive Officer of Blue Yonder, a provider of supply chain management software and consulting services. Mr. Rishi joined Blue Yonder in January 2017 from Tyco International, a security system company, where he was responsible for the firm’s global retail solutions business and North America building automation business from May 2015 to December 2016. He was a member of the Board of Directors of Digi International, Inc., a provider of machine-to-machine connectivity products and services, from June 2013 to January 2018. Previously, from October 2014 to May 2015, Mr. Rishi served as Senior Vice President, Enterprise at Zebra Technologies, which provides data capture and identification solutions.  Prior to joining Zebra, he was Senior Vice President, Enterprise Solutions for Motorola Solutions, Inc., a leading provider of communications solutions that help businesses operate more efficiently. Prior to that, he served in a variety of roles for Motorola Solutions from 2005 to 2013, including Corporate Vice President, Enterprise Mobile Computing. From 2003 to 2004, Mr. Rishi was Senior Vice President, Marketing and Strategy at Matrics, Inc., a radio frequency identification company. From 1995 to 2003, he held positions of increasing responsibility at Symbol Technologies, a manufacturer and supplier of mobile data capture and delivery equipment, where he eventually led the Europe, Middle East and Africa region.

Experience and Qualifications of Particular Relevance to Insight

The Board believes that Mr. Rishi’s industry experience and knowledge, as well as his leadership experience as a Chief Executive Officer and prior experience as a public company board member, brings valuable perspective to our Board.

DIRECTOR COMPENSATION

Elements of Director Compensation

For 2019, the Compensation Committee asked its independent Compensation Consultant to provide an assessment of the competitiveness of the Board’s compensation program against market. In order to assess the competitiveness of the Board compensation program, the Compensation Consultant used the market data of our peer groups, which are the group of companies used for our executive compensation review (see "Compensation Discussion and Analysis - Peer Groups" below. The Compensation Consultant’s  assessment reviewed all elements of director compensation (e.g., annual retainers, equity compensation, committee member compensation, committee chair additional compensation and non-executive Chairman compensation).  In addition, the assessment evaluated the director compensation program design to provide the Compensation Committee an understanding of how the program design compares to both best and market practices.

Based on the Board compensation assessment from the Compensation Consultant, the Board increased the amounts of annual retainer compensation for 2019 payable to our Chair of the Board and the Chair of the Nominating and Governance Committee, and the Annual Restricted Stock Unit Grant Value payable to all non-employee directors. All compensation amounts remained unchanged in 2020 compared to 2019. Kenneth T. Lamneck, our President and Chief Executive Officer, does not receive compensation for his Board service.

The table below sets forth the elements of our 2019 and 2020 annual compensation program for our non-employee directors.

Annual Compensation Elements	2019 Amount	2020 Amount

Board Retainer	$80,000	$80,000
Chair of the Board Retainer	$100,000	$100,000
Audit Committee Chair Retainer	$30,000	$30,000
Compensation Committee Chair Retainer	$20,000	$20,000
Nominating and Governance Committee Chair Retainer	$15,000	$15,000
Annual Restricted Stock Unit Grant Value	$125,000	$125,000

All retainers are paid quarterly in advance and, if applicable, are prorated based upon Board or chair service during the calendar year.

The annual restricted stock unit (“RSU”) grant vests ratably over three years on the anniversary of the grant date and entitles the director to receive shares of our common stock upon vesting. In the year of appointment to the Board, a director receives a prorated portion of the annual RSU grant value based upon the number of days between appointment and the vesting date of the most recent annual grant to incumbent directors, which prorated award vests over three years on the anniversary of the grant date. RSU awards to non-employee directors fully vest upon retirement, subject to certain conditions.

Stock Ownership Guidelines

The Board believes that, to more closely align the interests of our non-employee directors with the interests of the Company’s other stockholders, each non-employee director should maintain a minimum level of ownership in the Company’s common stock. The Compensation Committee is responsible for periodically reviewing the stock ownership guidelines for non-employee directors and making recommendations to the Board as to any changes.

Pursuant to our guidelines, each non-employee director must hold shares of the Company’s common stock equal to at least three times the amount of the annual retainer.

2019 Director Compensation Table

The table below sets forth information concerning compensation of the Company’s non-employee directors in 2019.

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)(2)	Total ($)

Richard E. Allen	110,000	125,032	235,032
Bruce W. Armstrong	80,000	125,032	205,032
Linda Breard	80,000	125,032	205,032
Catherine Courage	80,000	125,032	205,032
Timothy A. Crown	180,000	125,032	305,032
Anthony A. Ibargüen	95,000	125,032	220,032
Kathleen S. Pushor	100,000	125,032	225,032
Girish Rishi	80,000	125,032	205,032

(1)

These amounts reflect the grant date fair value of the service-based RSU awards granted to our directors.  On May 22, 2019, each non-employee director was granted RSUs with a grant date fair value equal to $125,032, calculated at the closing price of the Company’s common stock on the date of its 2019 Annual Meeting of Stockholders ($54.48 per share).

(2)	As of December 31, 2019, the aggregate number of outstanding and unvested stock awards held by each non-employee director was as follows:

Name	Unvested Stock Awards

Richard E. Allen	4,746
Bruce W. Armstrong	4,746
Linda Breard	4,431
Catherine Courage	4,746
Timothy A. Crown	4,746
Anthony A. Ibargüen	4,746
Kathleen S. Pushor	4,746
Girish Rishi	4,308

The cost of certain perquisites and other personal benefits are not included because in the aggregate they did not exceed, in the case of any non-employee director, $10,000.

STOCK OWNERSHIP

Ownership of Our Common Stock

The following table shows information regarding the beneficial ownership of our common stock by:

•	each member of our Board of Directors, each director nominee and each of our Named Executive Officers;
•	all members of our Board and our executive officers as a group; and
•	each person or group who is known by us to own beneficially more than 5% of our common stock.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 15, 2020 and shares of restricted stock that vest within 60 days of March 15, 2020 are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Except as otherwise indicated, all stockholdings are as of March 15, 2020 and the percentage of beneficial ownership is based on 35,494,292 shares of common stock outstanding as of March 15, 2020.

Unless otherwise indicated, the address for each holder listed below is c/o Insight Enterprises, Inc., 6820 S. Harl Avenue, Tempe, Arizona 85283.

Certain Beneficial Owners, Directors and Executive Officers

	Shares of Common Stock Beneficially Owned(1)
Name	Number of Shares	Percent
BlackRock, Inc.	5,577,776	(2)	15.80%
The Vanguard Group	3,922,785	(3)	11.12%
FMR LLC	3,633,164	(4)	10.27%
Dimensional Fund Advisors LP	2,808,983	(5)	7.97%
Kenneth T. Lamneck	315,829		*
Wolfgang Ebermann	86,915		*
Timothy A. Crown	78,086	(6)	*
Glynis A. Bryan	77,801		*
Steven W. Dodenhoff	61,708		*
Richard E. Allen	32,847	(6)	*
Samuel C. Cowley	25,952		*
Anthony A. Ibargüen	10,614	(6)	*
Kathleen S. Pushor	9,914	(6)	*
Catherine Courage	7,967	(6)	*
Bruce W. Armstrong	3,790	(6)	*
Girish Rishi	2,421	(6)	*
Linda Breard	2,137	(6)	*
All directors and executive officers as a group (16 persons)	743,876	(7)	2.10%

* Less than 1%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. In accordance with SEC rules, a person is deemed to own beneficially any shares that such person has the right to acquire within 60 days of the date of determination of beneficial ownership. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)

Share data based on information in an amendment to a Schedule 13G filed on February 10, 2020 with the SEC by BlackRock, Inc. As of December 31, 2019, the Schedule 13G indicates that BlackRock, Inc. had sole voting power with respect to 5,461,875 shares and sole dispositive power with respect to 5,577,776 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Share data based on information in an amendment to a Schedule 13G filed on February 12, 2020 with the SEC by The Vanguard Group. As of December 31, 2019, the Schedule 13G indicates that The Vanguard Group had sole voting power with respect to 49,208 shares, shared voting power with respect to 6,825 shares, sole dispositive power with respect to 3,871,882 shares and shared dispositive power with respect to 50,903 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)

Share data based on information in an amendment to a Schedule 13G filed on March 10, 2020 with the SEC by FMR LLC. As of December 31, 2019, the Schedule 13G indicates that FMR LLC had sole voting power with respect to 266,107 shares and sole dispositive power with respect to 3,633,164 shares.  The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(5)

Share data based on information in an amendment to a Schedule 13G filed on February 12, 2020 with the SEC by Dimensional Fund Advisors LP. As of December 31, 2019, the Schedule 13G indicates that Dimensional Fund Advisors LP had sole voting power with respect to 2,716,488 shares and sole dispositive power with respect to 2,808,983 shares.  The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(6)	Includes 803 shares subject to vesting within 60 days of March 15, 2020.
(7)	Includes 6,424 shares subject to vesting within 60 days of March 15, 2020.

Delinquent Section 16(a) Reports

Our directors, executive officers, and owners of more than 10% of our common stock must file reports with the SEC under Section 16(a) of the Exchange Act regarding their ownership of and transactions in our common stock and securities related to our common stock. Based upon a review of these reports filed electronically with the SEC, we believe that all reports required to be filed by our directors, executive officers and holders of more than 10% of our common stock pursuant to Section 16(a) of the Exchange Act during 2019 were filed on a timely basis.

EXECUTIVE OFFICERS

The following biographies describe the business experience of each of the Company’s executive officers, except for Kenneth T. Lamneck, President and Chief Executive Officer, who is discussed under the heading “2020 Nominees for Election to the Board of Directors.”

Rachael A. Bertrandt
Principal Accounting Officer and
Global Corporate Controller
Age 45

Ms. Bertrandt joined Insight in December 2016 as Vice President of Finance, Controller – North America and was appointed Principal Accounting Officer and Global Corporate Controller in September 2018. Ms. Bertrandt is a Certified Public Accountant. She began her career in public accounting in 1997 with Ernst & Young LLP. Ms. Bertrandt has held controller positions with several multinational companies in the software, medical services and semiconductor industries. Prior to joining Insight, Ms. Bertrandt served as the Senior Director Controller, Global Accounting at Amkor Technology, Inc., a semiconductor product packaging and test services provider, from 2006 to 2016.

Glynis A. Bryan
Chief Financial Officer
Age 61

Ms. Bryan joined Insight in December 2007 as our Chief Financial Officer. Prior to joining Insight, Ms. Bryan served as Executive Vice President and Chief Financial Officer at Swift Transportation Co., Inc. from April 2005 to May 2007. Prior to joining Swift, Ms. Bryan served as Chief Financial Officer at APL Logistics in Oakland, California and in various finance roles at Ryder System, Inc., including Chief Financial Officer of Ryder’s largest business unit, Ryder Transportation Services. Ms. Bryan is a member of the board of directors and the audit committee of Pentair, Ltd., a diversified industrial manufacturing company and of Pinnacle West Capital Corporation. In January 2018, she was appointed to the Economic Advisory Council for the Federal Reserve Bank of San Francisco.

Samuel C. Cowley
Senior Vice President, General
Counsel and Secretary
Age 60

Mr. Cowley joined Insight in June 2016 as our Senior Vice President and General Counsel. Prior to joining Insight, Mr. Cowley served as General Counsel and Vice President, Business Development of Prestige Brands Holdings, Inc., a company that markets and distributes over-the-counter healthcare products, from February 2012 to June 2016. He previously served as Executive Vice President, Business Development and General Counsel of Matrixx Initiatives, Inc. and Executive Vice President and General Counsel of Swift Transportation Co., Inc. Prior to that, he practiced law in the business and finance groups with the law firms of Snell & Wilmer and Reid & Priest.

Steven W. Dodenhoff
President – Insight North America
Age 57

Mr. Dodenhoff joined Insight in January 2012 as our Senior Vice President, Human Resources and Business Development and was promoted to President of our United States operations effective October 1, 2012. During 2018, he was promoted to President of our North America operations. Prior to joining Insight, Mr. Dodenhoff served as President of Enghouse Interactive, a unified communications software and solutions provider, from 2002 to December 2011.

Wolfgang Ebermann
President – Insight EMEA
Age 55

Mr. Ebermann joined Insight in January 2014 as President of our EMEA operating segment. Prior to joining Insight, Mr. Ebermann worked at Microsoft for 22 years, most recently in the position of Vice President & COO Central Eastern Europe. At Microsoft, Mr. Ebermann also served in several other executive roles including EMEA Vice President for Small, Midmarket and Partner Business. Prior to Microsoft, Mr. Ebermann worked for the Hewlett-Packard Peripherals Group (Europe) as European Software Marketing Manager focused on strategic account management and marketing.

Helen K. Johnson
Senior Vice President, Finance –
Chief Financial Officer, North
America
Age 51

Ms. Johnson joined Insight in October 2007 as Senior Vice President, Treasurer and on January 1, 2013, assumed the role of Chief Financial Officer of our North America operating segment. In her current role, Ms. Johnson is responsible for all finance functions in our North America business. She is also responsible for corporate financial planning and analysis and investor relations activities of the Company. Prior to joining Insight, Ms. Johnson served from 2000 to 2007 at eFunds Corporation, a publicly-held technology solutions provider to the financial institutions market, most recently as Senior Vice President, Treasurer and Investor Relations.

Jeffery Shumway
Chief Information Officer
Age 61

Mr. Shumway joined Insight September 2005 as a consulting information systems analyst.  Mr. Shumway held various positions of increasing responsibility at Insight including Vice President of Application Development from August 2010 to September 2017 and Senior Vice President of Global IT Operations from October 2017 until May 2019, when he was promoted to Global Chief Information Officer. Prior to joining Insight, Mr. Shumway held a variety of leadership positions at Belden Communications.  Prior to starting his career in the field of information technology, Mr. Shumway served as a Phoenix, Arizona Police Officer, holding many roles including Sergeant of the Computer Services Bureau.

PROPOSAL 2 – Advisory Vote to Approve Named Executive Officer Compensation

Stockholders have an opportunity to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement, pursuant to Section 14A of the Exchange Act (commonly referred to as a “say-on-pay” vote). Accordingly, we are asking stockholders to approve, on a non-binding basis, the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Although the vote is non-binding, we value feedback from our stockholders on compensation and other important matters. The Board of Directors and the Compensation Committee will consider the voting results when making future compensation decisions. At our 2019 Annual Meeting of Stockholders, approximately 95% of the votes cast by our stockholders approved the compensation of our named executive officers as disclosed in the 2019 proxy statement.

As selected by our stockholders at the 2017 Annual Meeting of Stockholders (commonly referred to as a “say-on-frequency” vote) and approved by our Board, the say-on-pay vote is held annually.  The next say-on-frequency vote will occur in 2023; however, we expect to hold the say-on-pay vote on an annual basis for the foreseeable future.

In deciding how to vote on this proposal, we encourage you to review the Compensation Discussion and Analysis and 2019 Executive Compensation sections of this proxy statement for a detailed description of our executive compensation program. As described in the Compensation Discussion and Analysis, the Compensation Committee has designed our compensation program with the objective of rewarding achievement of specific financial, strategic and tactical goals by the Company and individual executives that align the interests of management with the interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (our “CD&A”) provides an overview of our executive compensation program for 2019 and our executive compensation philosophies and objectives.

Our Named Executive Officers consist of our President and Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers (collectively, the “Named Executive Officers”).  For 2019, our Named Executive Officers were:

Name	Title
Kenneth T. Lamneck	President and Chief Executive Officer
Glynis A. Bryan	Chief Financial Officer
Samuel C. Cowley	Senior Vice President, General Counsel and Secretary
Steven W. Dodenhoff	President, Insight North America
Wolfgang Ebermann	President, Insight EMEA

This CD&A is divided into three sections:

Overview	• 2019 Business Highlights • Our Executive Compensation Program • Our Executive Compensation Practices • 2019 Say-on-Pay Vote
What We Pay and Why

•   Compensation Philosophy

•   Factors Considered in Compensation Deliberations

•   2019 Executive Compensation Decisions

•   Base Salary

•   Annual Cash Incentive Awards

•   Long-Term Equity-Based Incentive Program

•   Other Elements of Our 2019 Executive Compensation Program

•   Alignment of Senior Management Team to Drive Performance

How We Make Executive Compensation Decisions	• Role of the Board, Compensation Committee and our Executive Officers • Guidance from the Compensation Committee’s Independent Compensation Consultant • Comparison Peer Groups

OVERVIEW

2019 Business Highlights

In 2019, our global team delivered a fourth consecutive year of double-digit non-GAAP Adjusted* earnings from operations growth by focusing on improving our product mix and continuing to expand our services offerings and integrating strategic acquisitions. Our solution area go-to-market strategy, deep technical talent and consistent focus on operational excellence uniquely position us to compete in the marketplace in 2020 and beyond. For the year, we delivered the following consolidated financial results:

•	Net sales growth of $651 million, or 9%, to $7.7 billion
•	GP growth of 15%, with gross margin increasing approximately 70 basis points
•	Non-GAAP Adjusted* EFO growth of 11%
•	Non-GAAP Adjusted* diluted EPS growth of 9%, to $5.42
•	Non-GAAP Adjusted* ROIC of 13.85%(1)
(1)

Calculated using a 27.5% tax rate for 2019, consistent with ROIC reported in 2019 earnings. Non-GAAP Adjusted* ROIC was significantly impacted by the acquisition of PCM, which is very important to the Company from a strategic point of view.

* See Appendix A for a reconciliation of each non-GAAP Adjusted financial measure to the most directly comparable GAAP measure

From a strategic standpoint, Insight continued to expand its market leading capabilities for delivering global IT solutions for complex business problems through the acquisition of PCM, a provider of multi-vendor technology offerings, including hardware, software and services, on August 30, 2019. We also continued to make additional strategic investments for the future to develop capabilities to serve our clients’ needs.

The following chart shows how a $100 investment in the Company’s common stock on December 31, 2014 would have grown to $271 on December 31, 2019. The chart also shows Insight’s performance versus the NASDAQ US Benchmark TR Index (Market Index) ($100 investment would have grown to $171) and the NASDAQ US Benchmark Computer Hardware TR Index (Industry Index) ($100 investment would have grown to $259) over the same period, with dividends reinvested quarterly.

For further details about our performance in 2019, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Our Executive Compensation Program

Our executive compensation program is designed to align the interests of our executive officers with those of our stockholders and implement our executive compensation philosophies and objectives. The table below outlines the principal elements of the Company’s executive compensation program:

Pay Element
	Salary	Annual Cash Incentive Awards	Performance-Based RSUs	Service-Based RSUs
Who Receives	All Named Executive Officers
When Granted	Annually
Form of Delivery	Cash		Equity
Type of Performance	Short-term emphasis (fixed)	Short-term emphasis (variable)	Long-term emphasis (variable)	Long-term emphasis (at-risk)
Performance Period	N/A	1 year	1 year with earned shares vesting over 3 years	Vesting over 4 years
How Payout Determined	Compensation Committee determination	Based upon formula established by Compensation Committee	Based upon formula established by Compensation Committee	Compensation Committee determination
Performance Measures	Fixed with service requirements	Non-GAAP Adjusted EFO, cloud gross profit growth, services gross profit growth, hardware market share expansion, as applicable	Non-GAAP Adjusted ROIC	Service requirements

The following charts illustrate the pay for performance design of our 2019 executive compensation program. For 2019, approximately 85% of the target total direct compensation of our President and Chief Executive Officer was variable and/or at-risk and approximately 78% of the target total direct compensation of our other Named Executive Officers was variable and/or at-risk:

Our Executive Compensation Practices

The Compensation Committee reviews the Company’s executive compensation program, on an ongoing basis, to evaluate whether it is aligned with stockholder interests and supports the Company’s executive compensation philosophies and objectives. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

Our Executive Compensation Practices
✓	Significant percentage of target total direct compensation delivered in the form of variable compensation, which is “at-risk” and/or tied to performance
✓	Long-term performance objectives aligned with the creation of stockholder value
✓	Compensation Committee consists of independent directors only
✓	Annual review of our compensation-related risk profile
✓	Market comparison of executive compensation against relevant peer group information
✓	Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no services to the Company
✓	Robust stock ownership guidelines
✓	Clawback policy
✓	We do not provide excessive executive perquisites
✓	We do not provide excessive severance benefits
✓	We do not offer tax gross-ups, except for one legacy arrangement granted years ago
✓	We prohibit repricing of underwater stock options under our long-term incentive plan without stockholder approval
✓	We prohibit hedging or short sales of our securities, and we prohibit pledging of our securities except in limited circumstances with pre-approval

2019 Say-on-Pay Vote

As noted above, in its compensation review process, the Compensation Committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s stockholders. In that respect, as part of its review of the Company’s executive compensation program, the Compensation Committee considered the approval by approximately 95% of the votes cast for the Company’s say-on-pay proposal at our 2019 Annual Meeting of Stockholders. The Compensation Committee determined that the Company’s executive compensation philosophies and objectives and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to the 2019 say-on-pay vote.

WHAT WE PAY AND WHY

Compensation Philosophy

Our executive compensation program is guided by our overarching philosophy of paying for performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	Provide compensation and benefit levels that will attract, retain, motivate and reward a highly-talented management team while maintaining responsible cost management;
•	Establish a direct link between our financial and operational results and achievement of strategic objectives and the compensation of our executive officers; and
•

Align the interests and objectives of our executive officers with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.

Factors Considered in Compensation Deliberations

The Compensation Committee does not use a single method or measure in setting or approving the target total direct compensation opportunities or each individual compensation element for our executive officers. Additionally, the Compensation Committee does not weigh any one factor of pay components  in comparison to the other factors. The factors below, which the Compensation Committee considers when selecting and setting the amount of compensation for each of our executive officers, including our Chief Executive Officer (“CEO”) and our other Named Executive Officers, provide a framework for its compensation decision-making:

•	Our executive compensation program objectives;
•	Our performance against the financial and operational goals and objectives established by the Compensation Committee and our Board;
•	Each individual executive officer’s qualifications, knowledge, skills, experience and tenure relative to other similarly-situated executives at the companies in our compensation peer group;
•	The scope of each executive officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group;
•

The prior performance of each individual executive officer, based on an assessment of his or her contributions to our overall performance and ability to lead his or her business unit or function and work as part of a team;

•	The potential of each executive officer to contribute to our long-term financial, operational and strategic objectives;
•	The amount of compensation relative to that of our other executive officers;
•	Our financial performance relative to our peers;
•

The compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data;

•

In the case of long-term incentive compensation, the value of any outstanding vested and unvested equity awards held by each of our executive officers, including the equity awards and other long-term compensation opportunities granted to each executive officer in prior years; and

•	The recommendations provided by our CEO regarding the compensation of our executive officers, as described below.

Alignment of Senior Management Team to Drive Performance

Our financial performance goals are designed to drive profitable growth and stockholder value creation by aligning members of senior management around common financial performance goals. To drive performance against these goals, when communicating the goals to the senior management team, the Company includes extensive communications on what members of senior management, together with their teams, can do to impact achievement of these goals. We believe this understanding of the link between individual/team performance and the achievement of the Company’s financial performance goals helps the entire organization focus on those actions that have the greatest potential to drive profitable growth and stockholder value creation.

2019 Executive Compensation Decisions

Consistent with our pay-for-performance philosophy and executive compensation program objectives in determining the 2019 adjustments to executive compensation levels and the mix of compensation elements for each Named Executive Officer, the Compensation Committee and our President and Chief Executive Officer (in making recommendations regarding Named Executive Officer compensation other than his own) considered, among other things, each Named Executive Officer’s prior performance against financial and operational goals, Company performance relative to our peers, the compensation levels paid to other executive officers at the Company, the competitive market data for similarly situated executive officers to provide a perspective on external practices, and input from Compensia, Inc., the Compensation Committee’s independent compensation consultant (the “Compensation Consultant”).

Base Salary

The Compensation Committee generally sets base salaries for executives, including our Named Executive Officers, at competitive levels for executives in similar positions commensurate with their skills, experience, qualifications and marketability. Consistent with our compensation philosophies and objectives, a significant portion of each Named Executive Officer’s annual target cash compensation is at risk (see “Annual Cash Incentive Awards” below), to provide a strong connection between pay and performance. Accordingly, in 2019, Mr. Lamneck’s annual target cash compensation was weighted as 40% base salary and 60% annual cash incentive target. The 2019 and 2020 base salaries for Mr. Lamneck are discussed below under “Chief Executive Officer Compensation.” For 2019, base salaries for the Named Executive Officers other than Mr. Lamneck were increased by approximately 3.0%, except for Mr. Cowley whose base salary remained unchanged from 2018 to 2019 and Mr. Ebermann whose base salary was increased by approximately 5.5%. For 2020, Ms. Bryan’s base salary was increased by approximately 16.5%, Mr. Cowley’s base salary was increased by approximately 6.3%, Mr. Dodenhoff’s base salary was increased by approximately 3.8%, and Mr. Ebermann’s base salary was increased by approximately 3.5%. All adjustments were based on the factors noted above in the section “Factors Considered in Compensation Deliberations”, including an evaluation of market data for competitive peer groups provided by the Compensation Consultant, the performance of each executive and the Company and the internal parity between executives.

The table below sets forth the 2019 and 2020 base salary level for each of our Named Executive Officers:

Named Executive Officer	2019 Base Salary		2020 Base Salary

Kenneth T. Lamneck	$900,000		$1,000,000
Glynis A. Bryan	$515,000		$600,000
Samuel C. Cowley	$400,000		$425,000
Steven W. Dodenhoff	$530,000		$550,000
Wolfgang Ebermann	$632,859	(1)	$661,050	(1)

(1)

While Mr. Ebermann’s base salary is shown in U.S. dollars for presentation in this proxy statement, Mr. Ebermann is paid in Euros. Mr. Ebermann’s approved 2020 salary is €585,000. Consistent with the presentation in the Summary Compensation Table in this proxy statement, Mr. Ebermann’s 2019 salary was computed by multiplying the average exchange rate for the quarters ended March 31, June 30, September 30, and December 31, 2019, respectively, by the compensation earned during the quarter. Mr. Ebermann’s approved 2020 salary assumes an exchange rate of $1.13 per Euro.

Annual Cash Incentive Awards

We provide our senior management with short-term incentive compensation through our annual cash incentive program, the 2019 cash incentive plan. Short-term compensation under the 2019 cash incentive plan represents a significant portion of each Named Executive Officer’s target total cash compensation opportunity in a given year. As discussed in more detail below, payouts under the 2019 cash incentive plan resulted from the attainment of various performance goals that were specific to the Named Executive Officer’s geographic responsibilities.

2019 Cash Incentive Plan

For 2019, the Compensation Committee again provided an incentive plan for certain management level teammates, including our executive officers. Consistent with 2018, the 2019 target cash incentive compensation amounts are calculated as a percentage of base salary. The percentages are consistent with those utilized in 2018.

The 2019 cash incentive plan is similar in structure to the 2018 plan, except that the 2019 cash incentive plan replaces the U.S. EFO growth, U.S. Cloud GP growth and U.S. Services GP growth targets with Insight North America (“INA”) EFO growth, INA Cloud GP growth and INA Services GP growth targets, respectively, to reflect the change in Mr. Dodenhoff’s role from President, Insight United States to President, Insight North America.  Under the 2019 cash incentive plan, defined financial objectives were established for our Named Executive Officers, and the percentages of total cash incentive compensation to be tied to each of the specified financial objectives were quantified as follows:

Named Executive Officer	EFO	Services GP Growth	Cloud GP Growth	Hardware Market Share Growth
Kenneth T. Lamneck, President and Chief Executive Officer	50% (IEI)	25% (IEI)	12.5% (IEI)	12.5% (U.S.)
Glynis A. Bryan, Chief Financial Officer	50% (IEI)	25% (IEI)	12.5% (IEI)	12.5% (U.S.)
Samuel C. Cowley, Senior Vice President, General Counsel and Secretary	50% (IEI)	25% (IEI)	12.5% (IEI)	12.5% (U.S.)
Steve W. Dodenhoff, President, Insight North America	50% (INA)	25% (INA)	12.5% (INA)	12.5% (U.S.)
Wolfgang Ebermann, President, Insight EMEA	50% (EMEA)	25% (EMEA)	25% (EMEA)	-

For purposes of our 2019 cash incentive plan:

•

Insight Enterprises, Inc. and subsidiaries (“IEI”) EFO was calculated on a consolidated non-GAAP Adjusted basis, with non-GAAP Adjusted IEI EFO being defined as the Company’s actual 2019 consolidated earnings from operations, excluding certain items, specified and approved in advance by the Compensation Committee, that were not considered to be part of ongoing business (the “EFO exclusions”). “INA EFO” was calculated on a non-GAAP Adjusted basis, with non-GAAP Adjusted INA EFO being defined as the actual 2019 earnings from operations from the Company’s North America operations, excluding the relevant EFO exclusions. “EMEA EFO” was calculated on a non-GAAP Adjusted basis, with non-GAAP Adjusted EMEA EFO being defined as the actual 2019 earnings from operations from the Company’s EMEA operating segment, excluding the relevant EFO exclusions, on a constant currency basis.

•

“IEI Services GP Growth” was based on the change in the Company’s actual 2019 consolidated gross profit from services sales compared to 2018. “INA Services GP Growth” was based on the change in actual 2019 gross profit from services sales from the Company’s INA operations compared to 2018. “EMEA Services GP Growth” was based on the change in actual 2019 gross profit from services sales from the Company’s EMEA operating segment compared to 2018, on a constant currency basis.

•

“IEI Cloud GP Growth” was based on the change in the Company’s actual 2019 consolidated gross profit from cloud sales compared to 2018. “INA Cloud GP Growth” was based on the change in actual 2019 gross profit from cloud sales from the Company’s North America operations compared to 2018. “EMEA Cloud GP Growth” was based on the change in actual 2019 gross profit from cloud sales from the Company’s EMEA operating segment compared to 2018, on a constant currency basis.

•

“U.S. Hardware Market Share Growth” was based on growth in market share from 2018 to 2019 utilizing data for U.S. hardware sales as provided by the NPD Group, Inc. (“NPD”), a third-party market research company that provides market share information on the commercial purchasing of IT products sold through a group of national corporate resellers and direct marketers in the United States who have agreed to share their data with NPD. This data was adjusted by management, as agreed to by the Compensation Committee at the time the targets were set, to maintain a consistent percentage of the Company’s U.S. hardware sales compared to total hardware sales reported by NPD.

The 2019 cash incentive plan required that the Company, or the relevant portion of the Company for which the executive has management responsibility, depending on the executive’s position, achieve a threshold percentage of the budgeted amount for the particular performance measure for any payment to be made to an executive with respect to that performance measure. Therefore, it was possible that a Named Executive Officer would have different levels of achievement for each of his or her separate performance measures, and perhaps receive no payment at all, depending on performance against the goal for each performance measure. The levels of performance were set in conjunction with the Company’s overall annual budget and were considered to be challenging, but achievable, given the uncertain economic environment and the tactical and strategic plans that were developed for 2019. Where actual results fell between specified performance levels, payments were calculated based on linear interpolation.

For the 2019 consolidated IEI EFO, INA EFO and EMEA EFO performance measures set forth above, the threshold to receive any cash incentive was 80% of the respective budgeted EFO amount, which would result in a payout of 50% of the target cash incentive award opportunity allocated to that measure. Below 80% attainment, no payout would be received by the executive. The maximum each executive could earn, 200% of target, would result from attainment at 120% of the respective budgeted EFO amount.

The budgeted target, actual financial attainment and payout levels related to EFO performance measures for the 2019 cash incentive plan were as follows:

Financial Objective	Target	Actual	% Payout

IEI EFO (non-GAAP Adjusted)	$257.1 million	$258.8 million	103.4%
INA EFO (non-GAAP Adjusted)	$207.2 million	$208.3 million	102.4%
EMEA EFO (non-GAAP Adjusted, in constant currency)	$39.1 million	$40.3 million	115.6%

For the 2019 Services GP Growth performance measures set forth above, the thresholds to receive any cash incentive were IEI Services GP Growth of 10.2% compared to 2018, INA Services GP Growth of 12.3% compared to 2018 and EMEA Services GP Growth of 1.0% compared to 2018, which would result in a payout of 25% of targeted cash incentive compensation for the respective performance measure. Below these attainment thresholds, no payout would be received by the executive. The maximum each executive could earn, 200% of target, would result from IEI Services GP Growth of 30.4% compared to 2018, INA Services GP Growth of 32.2% compared to 2018 and EMEA Services GP Growth of 26.3% compared to 2018.

The budgeted target, actual financial attainment and payout levels related to the Services GP Growth performance measures for the 2019 cash incentive plan were as follows:

Financial Objective	Target	Actual	% Payout

IEI Services GP Growth	18.5% increase	18.4% increase	99.8%
INA Services GP Growth	20.1% increase	23.5% increase	131.8%
EMEA Services GP Growth	14.8% increase	5.0% increase	68.5%

For the 2019 Cloud GP Growth performance measures set forth above, the thresholds to receive any cash incentive were IEI Cloud GP Growth of 0.5% compared to 2018, INA Cloud GP Growth of 0.5% compared to 2018 and EMEA Cloud GP Growth of 0.4% compared to 2018, which would result in a payout of 25% of the target cash incentive award opportunity allocated to the respective performance measure. Below these attainment thresholds, no payout would be received by the executive. The maximum each executive could earn, 200% of target, would result from IEI Cloud GP Growth of 8.9% compared to 2018, INA Cloud GP Growth of 13.6% compared to 2018 and EMEA Cloud GP Growth of 8.7% compared to 2018.

The budgeted target, actual financial attainment and payout levels related to the Cloud GP Growth performance measures for the 2019 cash incentive plan were as follows:

Financial Objective	Target	Actual	% Payout

IEI Cloud GP Growth	4.7% increase	25.3% increase	200.0%
INA Cloud GP Growth	9.2% increase	28.7% increase	200.0%
EMEA Cloud GP Growth	4.5% increase	20.1% increase	200.0%

For the 2019 U.S. Hardware Market Share Growth performance measure set forth above, the threshold to receive any cash incentive was a 7.5 basis point increase over 2018, which would result in a payout of 40.0% of the target cash incentive award opportunity allocated to that measure. Below a 7.5 basis point increase, no payout would be received by the executive. The maximum each executive could earn, 200% of target, would result from a 60 basis point increase over 2018.

The budgeted target, actual financial attainment and payout levels related to the U.S. Hardware Market Share Growth performance measure for the 2019 cash incentive plan were as follows:

Financial Objective	Target	Actual	% Payout

U.S. Hardware Market Share Growth	30 bps increase	136 bps decrease	-

2019 Cash Incentive Plan Payouts

The table below sets forth the 2019 target annual cash incentive award opportunities and the actual payouts to each of our Named Executive Officers based upon 2019 performance:

Named Executive Officer	Percentage of Base Salary at Target	Bonus Target	Payout

Kenneth T. Lamneck	150%	$1,350,000	$1,372,950
Glynis A. Bryan	100%	$515,000	$523,755
Samuel C. Cowley	60%	$240,000	$244,080
Steven W. Dodenhoff	75%	$397,500	$434,070
Wolfgang Ebermann(1)	62%	$380,143	$474,798

(1)

While Mr. Ebermann’s 2019 target and earned cash incentive compensation is shown in U.S. dollars for presentation in this proxy statement, Mr. Ebermann is paid in Euros. The target was €350,459. His earned cash incentive compensation was €437,723. Consistent with the presentation in the Summary Compensation Table in this proxy statement, Mr. Ebermann’s 2019 earned cash incentive compensation was determined by multiplying the Euros paid by the exchange rate applicable on the date paid. Consistent with the presentation in the Grants of Plan-Based Awards table in this proxy statement, Mr. Ebermann’s 2019 target cash incentive compensation was determined by multiplying the Euro amount by the exchange rate applicable on the actual date paid of $1.0847 per Euro.

2020 Cash Incentive Plan

For 2020, the Compensation Committee again provided an incentive plan for certain management level teammates, including our executive officers. Consistent with 2019, the 2020 target cash incentive compensation amounts are calculated as a percentage of base salary. The percentages are consistent with those utilized in 2019.

The 2020 cash incentive plan is similar in structure to the 2019 plan.  Under the 2020 cash incentive plan, defined financial objectives were established for our Named Executive Officers, and the percentages of total cash incentive compensation to be tied to each of the specified financial objectives were quantified as follows:

Named Executive Officer	EFO	Services GP Growth	Cloud GP Growth	Hardware Market Share Growth
Kenneth T. Lamneck, President and Chief Executive Officer	50% (IEI)	25% (IEI)	12.5% (IEI)	12.5% (U.S.)
Glynis A. Bryan, Chief Financial Officer	50% (IEI)	25% (IEI)	12.5% (IEI)	12.5% (U.S.)
Samuel C. Cowley, Senior Vice President, General Counsel and Secretary	50% (IEI)	25% (IEI)	12.5% (IEI)	12.5% (U.S.)
Steve W. Dodenhoff, President, Insight North America	50% (INA)	25% (INA)	12.5% (INA)	12.5% (U.S.)
Wolfgang Ebermann, President, Insight EMEA	50% (EMEA)	25% (EMEA)	25% (EMEA)	-

The following considerations were reflected in our 2020 cash incentive plan:

•	The 2020 cash incentive plan again includes performance measures for IEI, INA and EMEA EFO, in each case calculated consistent with 2019 (as discussed above).
•

Reflecting the continued focus of the Company on the strategic objective of driving growth in the higher margin services business, the 2020 cash incentive plan again incorporates a performance measure for growth in Services GP for all Named Executive Officers, with IEI Services GP Growth, INA Services GP Growth and EMEA Services GP Growth calculated consistent with 2019 (as discussed above).

•

Reflecting the continued focus of the Company on emerging technology trends and the Company’s strategic objective of accelerating business performance with the cloud, the 2020 cash incentive plan again incorporates a performance measure for growth in Cloud GP for all Named Executive Officers, with IEI Cloud GP Growth, INA Cloud GP Growth and EMEA Cloud GP Growth calculated consistent with 2019 (as discussed above).

•

Reflecting the continued focus of the Company on the strategic objective of growing our core business and improving profitability, the 2020 cash incentive plan again incorporates the performance measure of U.S. Hardware Market Share Growth, calculated consistent with 2019 (as discussed above), for all of our Named Executive Officers (other than the President of Insight EMEA).

In addition, the Compensation Committee approved a one-time bonus plan to incentivize management to achieve the cost synergy goals set in connection with the integration of PCM into the Company (the “Cost Synergy Achievement Bonus”).  The Cost Synergy Achievement Bonus is payable up to an aggregate of approximately $3,500,000 to management upon realization, by December 31, 2020, of the expected cost synergies associated with the integration of PCM into the Company.

Long-Term Equity-Based Incentive Program

Under our long-term equity-based incentive program, the Compensation Committee has the authority to award various forms of long-term incentive compensation grants, including stock options, RSUs and performance-based awards. The Compensation Committee’s objectives for the 2019 long-term equity-based incentive awards were to:

•	Focus executives on key performance metrics aligned with long-term stockholder value creation and the Company’s long-term strategic plan
•	Establish a direct link between compensation and the achievement of longer-term financial and strategic objectives
•	Facilitate increased equity ownership by our executives
•	Retain the services of our executives through multi-year vesting requirements

For 2019, the annual long-term equity-based incentive compensation opportunities for our Named Executive Officers were granted in the form of performance-based RSUs and service-based RSUs, with the following key features to drive Company performance and align with stockholder interests:

Performance-Based RSUs

•   60% of target long-term incentive opportunity

•   2019 performance period with 0-200% payout curve (threshold payout of 25%)

•   Vest ratably over three years on the anniversary of the grant date based upon attainment of non-GAAP Adjusted ROIC performance goals, calculated as described below, and/or strategic performance goals

Service-Based RSUs	• 40% of target long-term incentive opportunity • Value based on stock price at vesting • Vest ratably over four years

Performance-based RSUs are earned only if pre-established annual financial and/or strategic performance goals are achieved. Earned RSUs are then subject to a two-year vesting requirement, following the one-year performance period, for a total vesting period of three years from grant. To encourage overachievement of performance targets, significant upside potential exists related to the number of performance-based RSUs ultimately earned. The number of performance-based RSUs ultimately earned varies based on the achievement of threshold levels of financial performance, with greater numbers of shares awarded for higher levels of financial performance. If the Company’s financial performance does not meet or exceed the pre-established threshold for the year, no performance-based RSUs are earned. To encourage retention, service-based RSU awards vest over a four-year vesting period. The Compensation Committee believes that the 60/40 weighting between performance-based and service-based RSUs has demonstrated its value to stockholders over many years.

To provide a consistent long-term focus for our long-term equity-based incentive compensation and to continue to align the interests of our management and stockholders, the Compensation Committee makes annual grants of equity-based awards to our executives early in the year (as opposed to later in the year or periodically throughout the year) in connection with the annual budgeting process. Also, early in the year, the Compensation Committee approves the annual RSU program grants.

For 2019, the Compensation Committee determined the target value of the equity-based awards for our executive officers, excluding our Chief Executive Officer, by considering comparison group data in the 2017 market analysis prepared by the Compensation Consultant. The Compensation Committee made such a determination for our Chief Executive Officer by considering comparison group data in the 2019 market analysis prepared by the Compensation Consultant. For 2020, the Compensation Committee determined the target value of the equity-based awards for our executive officers, including our Chief Executive Officer, by considering comparison group data in the 2019 market analysis prepared by the Compensation Consultant. Based on these studies, the Compensation Committee believes that the equity-based incentive compensation plan, including the use of performance-based RSUs, and the target level of awards granted to each executive, is competitive with market practice, and the 60/40 weighting between performance-based and service-based RSUs continues to reward our executives for performance and promotes retention of the Company’s executives.

The approved dollar value of target equity-based incentive compensation amounts for Mr. Lamneck for 2019 and 2020 are discussed below under “Chief Executive Officer Compensation.” For 2020, the approved dollar value of target equity-based incentive compensation amounts for Ms. Bryan, Mr. Cowley, Mr. Dodenhoff and Mr. Ebermann were increased based on the evaluation of market data provided by the Compensation Consultant as well as the other factors noted above in the section “Factors Considered in Compensation Deliberations”.

Named Executive Officer	2019 Target	2020 Target

Kenneth T. Lamneck	$3,750,000	$3,750,000
Glynis A. Bryan	$800,000	$1,000,000
Samuel C. Cowley	$500,000	$600,000
Steven W. Dodenhoff	$750,000	$850,000
Wolfgang Ebermann	$605,000	$650,000

In addition to the annual RSU grants awarded to the executive officers on February 13, 2019, on February 19, 2019, the Compensation Committee approved additional one-time RSU awards, with a value of $1,000,000, to each of Ms. Bryan, Mr. Dodenhoff and Mr. Ebermann in connection with the implementation of the Company’s strategic plan. The additional RSUs are service-based and vest ratably over four years.

2019 Equity-Based Incentive Plan Payouts

The 2019 RSU awards for executive officers (other than our Chief Executive Officer) which are 40% service-based and 60% performance-based, were approved on February 13, 2019. The 2019 RSU awards for our Chief Executive Officer, which are also 40% service-based and 60% performance-based, were approved on February 19, 2019. In addition to the annual RSU awards (as described above), additional one-time, service-based RSU awards with a value of $1,000,000 were approved on February 19, 2019 for each of Ms. Bryan, Mr. Dodenhoff and Mr. Ebermann in connection with the Company’s strategic plan. The service-based RSUs will vest in four equal annual installments beginning on February 20, 2020. The performance-based grants earned vest in three equal annual installments beginning on February 20, 2020, and the number of RSUs to be issued vary depending on (i) the Company’s ROIC for the fiscal year ending December 31, 2019, on a consolidated non-GAAP Adjusted basis, with non-GAAP Adjusted ROIC and Invested Capital being defined consistent with the computation methodology used by financial analysts that evaluate the Company or (ii) the achievement of specified strategic objectives. For the performance-based RSUs, if the Company achieves certain specified strategic objectives defined in advance by the Compensation Committee, for example, completion of a significant acquisition, 100% of the target number of RSUs will be issued. If those specific objectives are not met and the Company achieves less than 93% of its 2019 non-GAAP Adjusted ROIC target range, no RSUs will be issued or if the Company achieves greater than 108% of its 2019 non-GAAP Adjusted ROIC target range, 200% of the target number of RSUs will be issued. The non-GAAP Adjusted ROIC target range was set in conjunction with the Company’s overall annual budget and was considered to be challenging, but achievable, given the tactical and strategic plans that were developed for 2019. Because the Company closed the PCM Acquisition in 2019, the Company achieved the strategic objectives specified by the Compensation Committee and the RSUs were awarded at target.

The following table sets forth the number of service-based and performance-based awards granted to our Named Executive Officers under the 2019 equity-based incentive plan:

		Performance-Based RSU Awards
Named Executive Officer	Service- Based RSUs Awarded (#)(2)	Target Number of Performance- Based RSUs (1)	2019 Actual Non-GAAP Adjusted ROIC	Award Level	Performance- Based RSUs Awarded (#)

Kenneth T. Lamneck, President and Chief Executive Officer	26,042	39,063	13.85%	100.0%	39,063
Glynis A. Bryan, Chief Financial Officer	22,918	8,333	13.85%	100.0%	8,333
Samuel C. Cowley Senior Vice President, General Counsel and Secretary	7,527	5,209	13.85%	100.0%	5,209
Steven W. Dodenhoff, President, Insight North America	22,570	7,813	13.85%	100.0%	7,813
Wolfgang Ebermann, President, Insight EMEA	21,564	6,302	13.85%	100.0%	6,302

(1)

Target was based on the Company achieving (i) its non-GAAP Adjusted ROIC target range for 2019 of 16.45% - 16.70% or (ii) certain specified strategic objectives.  During 2019, by completing the PCM acquisition, the Company achieved the strategic objectives specified by the Compensation Committee resulting in an award level of 100%.

(2)	Includes one-time awards associated with the Company’s strategic plan and PCM acquisition.

2020 Equity-Based Incentive Plan

The 2020 RSU awards for executive officers (including our Chief Executive Officer) which are 40% service-based and 60% performance-based, were approved on February 17, 2020. The service-based RSUs will vest in four equal annual installments beginning on February 20, 2021. The performance-based grants will, if earned, vest in three equal annual installments beginning on February 20, 2021, and the number of RSUs to be issued, if any, will vary depending on (i) the Company’s ROIC for the fiscal year ending December 31, 2019, on a consolidated non-GAAP Adjusted basis, with non-GAAP Adjusted ROIC and Invested Capital being defined consistent with the computation methodology used by financial analysts that evaluate the Company or (ii) the achievement of specified strategic objectives. For the performance-based RSUs, if the Company achieves certain specified strategic objectives defined in advance by the Compensation Committee, for example, completion of a significant acquisition, 100% of the target number of RSUs will be issued. If those specific objectives are not met and the Company achieves less than 94% of its 2020 non-GAAP Adjusted ROIC target range, no RSUs will be issued or if the Company achieves greater than 116% of its 2020 non-GAAP Adjusted ROIC target range, 200% of the target number of RSUs will be issued. The non-GAAP Adjusted ROIC target range was set in conjunction with the Company’s overall annual budget and is considered to be challenging, but achievable, given the tactical and strategic plans that have been developed for 2020.

In determining the amount of equity-based incentive compensation for 2020, the Compensation Committee considered its goal to provide retention value for senior executives through stock price improvement, which the Compensation Committee believes aligns the interests of management and the stockholders. Based on the Compensation Committee’s review of the Compensation Consultant’s analysis of the competitiveness of the Company’s compensation levels, including its equity-based award levels, and on the Compensation Committee’s review of the Company’s 2020 budget, the recommendations of the Compensation Consultant, and in connection with implementation of the Company’s strategic plan, the Compensation Committee awarded service-based and performance-based RSUs, as described above to each of our Named Executive Officers.

Chief Executive Officer Compensation

The Compensation Committee determines compensation for the Chief Executive Officer using the same criteria it uses for other executives, placing relatively less emphasis on base salary and, instead, creating greater opportunities for performance-based short-term and long-term incentive compensation (cash and equity, respectively).

The Compensation Committee approved a 3.4% increase in the 2019 base salary for Mr. Lamneck, raising his base salary to $900,000. Mr. Lamneck’s target annual cash incentive award opportunity is reflected as a percentage of base salary, which remained consistent at 150%, resulting in Mr. Lamneck’s 2019 target annual cash incentive award also increasing approximately 3.4% to $1,350,000. The dollar value of 2019 target equity-based compensation awards approved by the Compensation Committee for Mr. Lamneck also increased from $2,400,000 to $3,750,000. As a result, Mr. Lamneck’s target total direct compensation opportunity for 2019 was $6,000,000 (compared to $4,575,000 in 2018). Mr. Lamneck’s actual annual direct compensation earned for 2019 was 100.4% of the total target, or $6,022,998 (valuing his equity-based compensation at the grant date fair value, assuming target attainment).

Pursuant to SEC rules, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of the Chief Executive Officer for 2019. We calculated the total compensation for both using the same methodology. The 2019 annual total compensation for the Chief Executive Officer and our median employee were $6,042,208 and $77,374, respectively.  The ratio of annual total compensation for our Chief Executive Officer to that of our median employee was 78 to 1. The median employee that was used for the purposes of calculating the Chief Executive Officer pay ratio is the same employee that was identified for purposes of our 2018 disclosure.  Consistent with SEC rules, our median employee was determined without consideration of approximately 2,800 employees who joined the Company as a result of the PCM acquisition in August 2019.

There has been no change in our employee population or employee compensation arrangements since that median employee was identified that we believe would significantly impact our pay ratio disclosure.  Our process in determining the median employee for 2018 was to select an employee in a similarly compensated position to the median employee that was identified in 2017 (using the 2017 methodology) as a result of changes to the 2017 median employee’s circumstances. For the 2017 median employee, we referred to our worldwide payroll rosters of employees on December 31, 2017, which included information on base wages, bonuses, and commissions. The payroll rosters totaled to 6,632 employees, consisting of 4,398 U.S. employees and 2,234 non-U.S. employees. In accordance with the “de minimis” exemption adjustment permitted under SEC rules, employees from the following countries, comprising less than 5% of the total population of employees, were excluded from the population based on management’s judgment: Austria (20 employees), Belgium (28 employees), Italy (55 employees), the Netherlands (160 employees), and Switzerland (10 employees). After giving effect to such exemption, the total number of employees consisted of 4,398 U.S. employees and 1,961 non-U.S. employees. Foreign compensation was converted to U.S. dollars at the average exchange rate over the 12 month period. Compensation amounts for employees newly hired during 2017 were annualized.

In setting the Chief Executive Officer’s compensation for 2020, based on Mr. Lamneck’s outstanding performance and the Compensation Committee’s evaluation of the market data provided by the Compensation Consultant, the Compensation Committee approved an increase of approximately 11.1% in Mr. Lamneck’s base salary for 2020, increasing (i) his base salary to $1,000,000 and (ii) his target annual cash incentive award opportunity to $1,500,000 (150% of base salary).  Also, as noted above, the dollar value of target equity-based compensation awards approved by the Compensation Committee for 2020 for Mr. Lamneck remained unchanged from the 2019 amount of $3,750,000. As a result, Mr. Lamneck’s target total direct compensation opportunity for 2020 is $6,250,000 (compared to $6,000,000 in 2019).

Other Elements of Our 2019 Executive Compensation Program

Severance Arrangements and Change in Control Provisions

Severance and change in control provisions are designed to facilitate the Company’s ability to attract and retain executives as the Company competes for talented employees in a marketplace where such protections are commonly offered. Severance benefits are designed to provide benefits to ease an executive’s transition following an employment termination by the Company due to changes in the

Company’s employment needs. Change in control benefits are intended to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes. Both severance and change in control benefits are often a critical part of an executive’s initial compensation package, and key executives may not have accepted our offers of employment if we had not provided market-level severance and change in control benefits. See further detail under the section entitled “Employment Agreements, Severance and Change in Control Provisions.”

Other Benefits

Our Named Executive Officers participate in benefit plans generally available to all of our teammates, including medical, health, life insurance and disability plans. Our Named Executive Officers other than Mr. Ebermann are also eligible to participate in the Company’s 401(k) plan and receive Company matching contributions, to the extent made by the Company, which are generally available to our U.S. teammates. Mr. Ebermann participates in statutory health insurance and pension plans available to other teammates in Germany. Mr. Ebermann also receives an automobile allowance and enhanced Company-paid insurance benefits in case of death or disability, which are benefits generally available to executives in EMEA. These benefits are part of our broad-based total compensation programs offered in the geography in which each of the executives resides.

We provide our executive officers with relatively limited perquisites, and we believe they are reasonable and in the best interests of the Company. We promote wellness initiatives in our employee health insurance plans and make premium payments for long-term disability insurance for all of our Named Executive Officers in the United States. The costs of perquisites and other personal benefits provided to our Named Executive Officers during 2019 are included in the Summary Compensation Table in this proxy statement and identified in the footnotes thereto.

Clawback Policy

The Compensation Committee adopted an incentive compensation recovery, or “clawback,” policy that permits the Company, under certain objective circumstances, to recover incentive compensation paid on the basis of having met or exceeded financial performance goals. In the event of a material restatement of the Company’s financial statements, if a current or former executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, the Compensation Committee may, to the fullest extent called for by law, any applicable listing standard, or Company policy, require reimbursement of that portion of any cash bonus paid to, or RSUs earned by, such executive officer, which is in excess of what would have been paid or earned by such executive officer had the financial results been properly reported.

Stock Ownership Guidelines

The Compensation Committee believes that, in order to more closely align the interests of our executive officers with the interests of the Company’s other stockholders, all executives should maintain a minimum level of equity interests in the Company’s common stock. The Compensation Committee has adopted stock ownership guidelines requiring ownership of three times base salary for our President and Chief Executive Officer and one times base salary for our other executive officers. Failure to meet or show sustained progress toward meeting the stock ownership guidelines may result in a reduction of future long-term incentive grants and may result in a requirement to retain some or all of the shares of common stock attained through Company grants of equity until the stock ownership guidelines are attained. As of December 31, 2019, all Named Executive Officers had attained their required ownership level.

Hedging, Short Sales and Pledging Policies

Our executive officers are prohibited from hedging and short sales transactions with respect to our securities. In addition, our executive officers are prohibited from pledging our securities except in limited circumstances with pre-approval. As of December 31, 2019, none of our executive officers had pledged our securities. For a further description of these policies, please see “Corporate Governance — Hedging, Short Sales and Pledging Policies.”

Tax Considerations

For our 2019 tax year, Section 162(m) of the IRC (“162(m)”) generally prohibits a public company from taking an income tax deduction for compensation over $1 million paid to the principal executive officer, the principal financial officer and any one of the three highest paid executive officers as of the close of the applicable taxable year. Although, the tax benefits associated with performance-based compensation programs previously allowed under 162(m) generally have been eliminated, the Compensation Committee believes that a pay-for-performance model incentivizes our executive officers to achieve objectives that are aligned to the creation of stockholder value, irrespective of tax deductibility.

HOW WE MAKE EXECUTIVE COMPENSATION DECISIONS

The Compensation Committee believes that our executive compensation program should reward actions and behaviors that drive profitable growth and stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, at-risk performance-based incentives that create a balanced focus on our short-term and long-term strategic and financial goals. The Compensation Committee’s objective has been to implement an executive compensation program that would drive above-market results and that is built upon our long-standing executive compensation philosophies and objectives, as described in “Compensation Philosophy” and outlined below, which we believe are key contributors to our success:

Profitable Growth and Stockholder Value Creation
✓	✓	✓
Attract and Retain Talent. Executive compensation should be market-competitive in order to attract, retain and motivate talent with a performance- and service-driven mindset.

Pay for Performance.

A significant percentage of an executive’s compensation should be at-risk and directly aligned with Company performance, with a balance between short-term and long-term incentives.

Align with Stockholder Interests. Executives’ interests should be aligned with stockholder interests through Insight equity ownership.

Role of the Board, Compensation Committee and our Named Executive Officers

The Compensation Committee is responsible for determining the annual cash compensation of our Chief Executive Officer and each of our other Named Executive Officers. In the case of the 2019 long-term equity-based incentives, the Compensation Committee was responsible for recommending to the Board for approval the targeted grant levels for each of our Named Executive Officers. Based on the recommendations of the Compensation Committee, the Board approved the 2019 long-term equity-based incentive awards. In setting or recommending, as applicable, the compensation of our President and Chief Executive Officer, the Compensation Committee takes into account the review of the President and Chief Executive Officer’s performance. In setting or recommending, as applicable, the compensation of our other Named Executive Officers, the Compensation Committee takes into account the Chief Executive Officer’s review of each executive officer’s performance and his recommendations with respect to their compensation. The Compensation Committee’s responsibilities regarding executive compensation are further described in the “Corporate Governance” section of this proxy statement.

Guidance from the Compensation Committee’s Independent Compensation Consultant

The Compensation Consultant provides executive compensation consulting services to the Compensation Committee. In 2017 and in 2019, the Compensation Consultant provided services relied on in connection with the review of 2019 compensation adjustments, including a review of multiple comparison groups’ compensation data, awards under our long-term equity-based incentive program, the setting of performance goals in our variable incentive plans, and trends in executive compensation, as well as analysis of the competitiveness of the CEO’s compensation. In 2019, the Compensation Consultant provided additional services relied on in connection with the review of 2020 compensation adjustments, again including a review of multiple comparison groups’ data, awards under our long-term equity-based incentive program, the setting of performance goals in our variable incentive plans and trends in executive compensation. In 2018, the Compensation Consultant conducted a review of our non-employee director compensation program and non-employee director stock ownership guidelines. The Compensation Consultant is retained by and reports to the Compensation Committee and, at the request of the Compensation Committee, participates in committee meetings. The Compensation Committee reviewed the independence of the Compensation Consultant under NASDAQ and SEC rules and concluded that the work of the Compensation Consultant has not raised any conflict of interest.

Comparison Peer Groups

To obtain a broad view of competitive practices among industry peers and competitors for executive talent, the Compensation Committee reviews market data from multiple peer groups of companies as well as general industry survey data. As described above, the Compensation Committee has retained the Compensation Consultant to advise the Compensation Committee on all matters related to executive compensation. During 2017 and 2019, the Compensation Consultant provided a competitive analysis of the compensation of the Company’s most senior executives, including the Company’s Named Executive Officers. In the future, the Compensation Committee plans to obtain such analyses at least every other year.

The Compensation Consultant has advised the Compensation Committee on a wide range of issues, including competitive market data at the time of hire and at the time of promotions for specific positions. The Compensation Consultant’s 2017 study, which was used to set 2019 executive compensation levels other than the CEO, and the 2019 studies, which were used to set 2019 CEO compensation and 2020 executive compensation, generally measured the competitiveness of the Company’s compensation relative to two groups of companies (the “comparison groups”) summarized below, plus a broader database where the other groups might not provide adequate comparisons. The 2019 market analyses relied on comparison groups with the modifications described below. The comparison groups were approved by the Compensation Committee based upon management’s and the Compensation Committee’s review of competitors and relevant industry comparisons, and on the advice of the Compensation Consultant.

The primary characteristics of the comparison groups were:

Peer Group Characteristics
✓

First, a small group of companies that we consider to be our competitors, particularly with respect to competition for talent, customers or suppliers (the “Technology Distribution Peer Companies”). The Technology Distribution Peer Companies, which comparison group was used to assess compensation levels for the Chief Executive Officer and Chief Financial Officer, includes publicly-traded technology distribution companies.

✓

Second, a group of companies in the broader distribution business with comparable business and financial characteristics (the “Broad Industry Peer Group”). The Broad Industry Peer Group, which comparison group was used to assess compensation levels for the Chief Executive Officer, Chief Financial Officer and President, Insight North America, includes publicly-traded companies from the technology, technology distribution and broader distribution industries (e.g., food distribution, healthcare distribution, etc.).

✓

Third, a broad database to provide a reference point where the other groups might not provide adequate comparisons (the “Broad Market Database”). The Broad Market Database was used to assess compensation levels for all of the Company’s most senior executives, including the Company’s Named Executive Officers, and includes publicly-traded companies from a group of cross-industry companies (excluding companies from financial, insurance and energy industries).

While the Technology Distribution Peer Companies comparison group comprises companies that are competitors and are close comparisons in terms of sales and market capitalization, it is a relatively small group of companies. Moreover, the Broad Industry Peer Group and the Broad Market Database are not limited to companies that are competitors for talent, customers or suppliers. Accordingly, the Company does not necessarily consider these groups to be comparison groups for competitive purposes other than as an analysis of the compensation of the Company’s most senior executives.

The Compensation Committee used the Compensation Consultant’s 2017 study in addition to other relevant sources of information, such as existing pay levels and other publicly available information about trends in executive compensation, in setting compensation for executives other than the CEO for 2019. Additionally, the Compensation Consultant advised the Compensation Committee regarding executive compensation programs and provided advice on trends in compensation.

The Compensation Consultant’s 2017 study measured the competitiveness of the Company’s compensation relative to the Technology Distribution Peer Companies and the Broad Industry Peer Group. The companies included in the Technology Distribution Peer Companies comparison group in the Compensation Consultant’s 2017 analysis were as follows:

Technology Distribution Peer Group
Anixter International, Inc.	NCR Corporation
Belden, Inc.	PCM, Inc.
CDW Corporation	ScanSource, Inc.
Connection	SYNNEX Corp.
ePlus

The companies included in the Technology Distribution Peer Companies comparison group in the 2017 study are all publicly-traded companies with revenues of less than $16 billion. The median revenue of this comparison group in 2017 was $3.6 billion, and the median market cap was $2.7 billion.

The companies included in the Broad Industry Peer Group comparison group in the Compensation Consultant’s 2017 analysis were as follows:

Broad Industry Peer Group
Anixter International, Inc.	NCR Corporation
Applied Industrial Tech.	Owens & Minor
Belden, Inc.	PCM, Inc.
BMC Stock Holdings	Rush Enterprises
CDW Corporation	Sanmina
Connection	ScanSource, Inc.
Core-Mark Holding	SpartanNash
Diebold Nixdorf	SYNNEX Corp.
ePlus	The Andersons
Essedant	United Natural Foods
GMS	Watsco
MRC Global	WESCO

The companies included in the Broad Industry Peer Group in the 2017 study are all publicly-traded companies with revenues from $1.4 billion to $15.6 billion. The median revenue of this comparison group in 2017 was $4.6 billion, and the median market cap was $1.7 billion.

For the Broad Market Database, the Compensation Consultant’s 2017 study utilized data from the Radford Global Technology Survey and the Equilar Executive Compensation Survey as well as Compensia’s Proprietary Database. The companies included in these third-party surveys were not adjusted by the Compensation Consultant in preparing their analysis and included publicly-traded companies with revenues between $2 billion and $16 billion.

The Compensation Committee used the Compensation Consultant’s 2019 studies in addition to other relevant sources of information, such as existing pay levels and other publicly available information about trends in executive compensation, in setting compensation for executives including the CEO for 2020. Additionally, the Compensation Consultant advised the Compensation Committee regarding executive compensation programs generally and provided advice on trends in compensation. The Compensation Consultant’s 2019 studies again measured the competitiveness of the Company’s compensation relative to two comparison groups summarized below.

The companies included in the Technology Distribution Peers comparison group in the Compensation Consultant’s 2019 studies were the same nine companies included in the 2017 study, except that PCM, Inc., was removed as a result of being acquired by the Company, and Avnet, Inc. and Presidio, Inc. were added in the 2019 studies as they met the selection criteria relative to market cap, gross profit and revenue within the industry groups. All are publicly-traded companies with revenues less than $22 billion. The median revenue of this comparison group in 2019 was $5.3 billion and the median market cap was $2.1 billion.

The companies included in the Broad Industry Peer Group in the Compensation Consultant’s 2019 study were the same 24 companies included in the 2017 study, except that Essedant, Owens & Minor, PCM, Inc. and The Andersons were removed and Avnet Inc., CACI International Inc, MSC Industrial Direct Co., Inc., Patterson Companies, Inc., Performance Food Group Company, Presidio, Inc. and Univar, Inc. were added in the 2019 study as they met the selection criteria relative to the market cap, gross profit and revenue within the defined industry groups.

The companies included in the Broad Industry Peer Group comparison group in the Compensation Consultant’s 2019 studies are all publicly-traded companies with revenues from $1.4 billion to $21.6 billion. The median revenue of this comparison group was $5.6 billion and the median market cap was $2.0 billion.

The Compensation Consultant’s 2017 and 2019 studies provided the Compensation Committee with data for base salary, annual cash incentives, long-term equity-based incentive compensation and total compensation for the comparison groups. With respect to total target cash compensation for 2019 and 2020, which included base salaries and target cash incentive compensation, the Compensation Consultant’s studies showed that, with variations from position to position, the Company was competitive. With respect to target long-term equity-based incentive compensation, the Compensation Consultant’s studies generally indicated that the Company’s target long-term equity-based compensation for 2019 and 2020, which included the grant date fair value of the 2019 and 2020 equity-based incentive compensation awards to the Company’s executives, also was competitive.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in the proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2019.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Kathleen S. Pushor, Chair
Richard E. Allen
Linda Breard
Catherine Courage
Girish Rishi

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.

2019 EXECUTIVE COMPENSATION

2019 Summary Compensation Table

The following table provides information regarding the compensation earned by our Named Executive Officers for the fiscal years ended December 31, 2019, 2018 and 2017.

Named Executive Officer	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Kenneth T. Lamneck,	2019	900,000	3,750,048	1,372,950	19,210	6,042,208
President and Chief	2018	870,000	2,400,021	1,679,535	18,948	4,968,504
Executive Officer	2017	820,000	1,900,008	1,758,900	19,410	4,498,318
Glynis A. Bryan,	2019	515,000	1,800,058	523,755	15,064	2,853,877
Chief Financial Officer	2018	500,000	800,019	643,500	15,064	1,958,583
	2017	477,794	710,034	683,245	14,914	1,885,987
Samuel C. Cowley,	2019	400,000	700,058	244,080	15,382	1,359,520
Senior Vice President,	2018	400,000	400,027	308,880	15,232	1,124,139
General Counsel and Secretary	2017	358,750	375,011	282,158	13,311	1,029,230
Steven W. Dodenhoff,	2019	530,000	1,750,061	434,070	17,513	2,731,644
President, Insight North	2018	513,362	700,021	476,272	17,819	1,707,474
America	2017	500,841	600,035	433,103	18,275	1,552,254
Wolfgang Ebermann,	2019	632,859	1,605,081	474,798	29,402	2,742,140
President, Insight EMEA(4)	2018	632,997	550,024	565,104	28,430	1,776,555
	2017	604,910	580,019	506,040	29,374	1,720,343

(1)

These amounts reflect the grant date fair value of the RSU awards granted to our Named Executive Officers.  For awards subject to performance conditions, the grant date fair value reported is at the target level, which was considered the probable outcome of the performance conditions, determined as of the grant date.

For February 2019 awards, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 20, 2019 of $57.60 per share multiplied by the target number of shares subject to the RSU awards.  For the 60% of the 2019 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of shares subject to the RSU awards.  For Mr. Lamneck, Ms. Bryan, Mr. Cowley, Mr. Dodenhoff and Mr. Ebermann, the maximum value of RSUs on the grant date (performance-based and service-based) assuming the maximum achievement at the highest level of performance was $6,000,077, $2,280,038, $1,000,097, $2,200,090 and $1,968,077, respectively.  As discussed in the CD&A section of this proxy statement, the actual award level for performance-based RSUs for all Named Executive Officers for 2019 was 100% of the target number.  For the September 2019 award to Mr. Cowley, the grant date fair value was calculated based on the closing price of the Company’s common stock on September 10, 2019 of $49.33 per share multiplied by the number of shares subject to the RSU award.

For 2018, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 20, 2018 of $35.31 per share multiplied by the target number of shares subject to the RSU awards.  For the 60% of the 2018 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of shares subject to the RSU awards.  For Mr. Lamneck, Ms. Bryan, Mr. Cowley, Mr. Dodenhoff and Mr. Ebermann, the maximum value of RSUs on the grant date (performance-based and service-based) assuming the maximum achievement at the highest level of performance was $3,840,033 $1,280,023, $640,029 $1,120,033 and $880,031, respectively.  The actual award level for performance-based RSUs for all Named Executive Officers for 2018 was 200% of the target number.

For 2017, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 17, 2017 (the last trading day immediately preceding the grant date since the grant date was not a trading day) of $44.48 per share multiplied by the target number of shares subject to the RSU awards.  For the 60% of the 2017 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of shares subject to the RSU awards.  For Mr. Lamneck, Ms. Bryan, Mr. Cowley, Mr. Dodenhoff and Mr. Ebermann, the maximum value of RSUs on the grant date (performance-based and service-based) assuming the maximum achievement at the highest level of performance was $3,040,030, $1,136,064, $600,035, $960,056 and $928,031, respectively. The actual award level for performance-based RSUs for all Named Executive Officers for 2017 was 112.5% of the target number.

For all three years for which grant date fair value is presented in the table above, no estimate of forfeitures is included in these amounts, nor were any actual forfeitures included in these amounts.

(2)

Non-Equity Incentive Plan Compensation represents bonuses earned by Named Executive Officers under the 2019, 2018 and 2017 annual cash incentive plans, respectively. The cash incentive plan compensation for 2019 was paid to the Named Executive Officers prior to March 15, 2020.

(3)	All Other Compensation for 2019 represents payments to:
•

Mr. Lamneck for expenses incurred related to matching contributions to his 401(k), premium payments made on his behalf for long-term disability insurance, value received related to an annual sales incentive trip and a discretionary contribution to his health savings account. We consider the premium payments for long-term disability insurance and the value received related to an annual sales incentive trip to be perquisites, none of which individually exceeded $10,000.

•

Ms. Bryan for expenses incurred related to matching contributions to her 401(k), premium payments made on her behalf for long-term disability insurance, and a discretionary contribution to her health savings account. We consider the premium payments for long-term disability insurance, which did not exceed $10,000, to be a perquisite.

•

Mr. Cowley for expenses incurred related to matching contributions to his 401(k), premium payments made on his behalf for long-term disability insurance, and a discretionary contribution to his health savings account. We consider the premium payments for long-term disability insurance, which did not exceed $10,000, to be a perquisite.

•

Mr. Dodenhoff for value received related to matching contributions to his 401(k), expenses incurred related to premium payments made on his behalf for long-term disability insurance, value received related to an annual sales incentive trip, and a discretionary contribution to his health savings account. We consider the premium payments for long-term disability insurance and the value received related to an annual sales incentive trip,  to be perquisites, none of which individually exceeded $10,000.

•

Mr. Ebermann for an auto allowance of $17,349 and expenses incurred related to premium payments made on his behalf for disability and death insurance. We consider the cost of the auto allowance and the premium payments for disability and death insurance, which did not exceed $10,000, to be perquisites.

(4)

Mr. Ebermann is a resident of Germany and was paid in Euros. The salary and all other compensation amounts included in the table above were determined by multiplying the average exchange rates applicable for the quarters ended March 31, June 30, September 30, and December 31, 2019, respectively, by the compensation earned during the quarter. The non-equity incentive plan compensation amount included in the table above was determined by multiplying the Euros paid by the exchange rate applicable on the date paid of $1.0847 per Euro.

2019 Grants of Plan-Based Awards Table

The following table provides information regarding the possible payouts to our Named Executive Officers in 2019 under the 2019 cash incentive plan and under the Company’s 2007 Omnibus Plan, as amended (the “2007 Omnibus Plan”).

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Stock (#)	Awards ($)(3)
Kenneth T. Lamneck				464,906	1,350,000	2,700,000	—	—	—	—	—
	2/20/2019	2/19/2019		—	—	—	9,765	39,063	78,126	—	2,250,029
	2/20/2019	2/19/2019		—	—	—	—	—	—	26,042	1,500,019
Glynis A. Bryan				177,353	515,000	1,030,000	—	—	—	—	—
	2/20/2019	2/13/2019		—	—	—	2,084	8,333	16,666	—	479,981
	2/20/2019	2/13/2019		—	—	—	—	—	—	5,556	320,026
	2/20/2019	2/19/2019	(4)	—	—	—	—	—	—	17,362	1,000,051
Samuel C. Cowley				82,650	240,000	480,000	—	—	—	—	—
	2/20/2019	2/13/2019		—	—	—	1,302	5,209	10,418	—	300,038
	2/20/2019	2/13/2019		—	—	—	—	—	—	3,472	199,987
	9/10/2019	8/29/2019	(4)	—	—	—	—	—	—	4,055	200,033
Steven W. Dodenhoff				136,889	397,500	795,000	—	—	—	—	—
	2/20/2019	2/13/2019		—	—	—	1,953	7,813	15,626	—	450,029
	2/20/2019	2/13/2019		—	—	—	—	—	—	5,208	299,981
	2/20/2019	2/19/2019	(4)	—	—	—	—	—	—	17,362	1,000,051
Wolfgang Ebermann(5)				151,136	403,028	806,056	—	—	—	—	—
	2/20/2019	2/13/2019		—	—	—	1,575	6,302	12,604	—	362,995
	2/20/2019	2/13/2019		—	—	—	—	—	—	4,202	242,035
	2/20/2019	2/19/2019	(4)	—	—	—	—	—	—	17,362	1,000,051

(1)

Represents awards under the 2019 cash incentive plan discussed under the heading “2019 Cash Incentive Plan” of the CD&A section in this proxy statement. Threshold represents the amount that would have been payable had the minimum level of achievement for each defined performance measure been achieved. It is possible for the award to be zero if performance falls below the threshold levels. The maximum estimated future payouts under non-equity incentive plan awards was computed as 200% of the target cash incentive compensation component that was based exclusively on the specific financial objectives for each Named Executive Officer. Actual amounts are reflected in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column, and there are no future payouts related to these awards.

(2)

Pursuant to the 2019 equity-based incentive compensation program, grants of service-based (40%) and performance-based (60%) RSUs to our Named Executive Officers were made on February 20, 2019. For the 60% of the 2019 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. Threshold represents the amount of RSUs that would have been granted had the minimum level of achievement for the defined performance measure been achieved. It is possible for the award to be zero if performance falls below the threshold level. As discussed in the CD&A section of this proxy statement, the actual award level for 2019 was 100% of the target number of performance-based RSUs.

(3)

For the 60% of the 2019 awards that were subject to performance conditions, the grant date fair of the annual plan-based awards was calculated based on the closing price of the Company’s common stock on February 20, 2019 of $57.60 per share multiplied by the target number of performance-based RSUs, as the target was considered to be the probable outcome as of the grant date. As discussed in the CD&A section of this proxy statement, the actual award level for 2019 was 100% of the target number of performance-based RSUs. For the 40% of the 2019 awards that did not have performance conditions and all other stock awards granted in 2019, the grant date fair value for the awards was calculated based on the closing price of the Company’s common stock on February 20, 2019 and September 10, 2019 of $57.60 and $49.33, respectively, per share multiplied by the number of service-based RSUs granted, as applicable. The grant date fair values of stock awards are also reflected in the Summary Compensation Table.

(4)

Represents additional RSU grants awarded to certain executive officers on February 19, 2019, as approved by the Compensation Committee.  The additional one-time RSU awards, with a value of $1,000,000, to each of Ms. Bryan, Mr. Dodenhoff and Mr. Ebermann in connection with the implementation of the Company’s strategic plan are service-based and vest ratably over four years.  In addition, the Compensation Committee approved additional one-time RSU awards to various individuals, including Mr. Cowley, in connection with the integration of PCM into the Company.  The additional one-time RSU award to Mr. Cowley with a value of $200,000 is service-based and vests ratably over two years.

(5)

Mr. Ebermann’s cash incentive threshold, target and maximum amounts for the 2019 cash incentive plan were translated into U.S. dollars for presentation in this proxy statement, but Mr. Ebermann is paid in Euros. Mr. Ebermann’s threshold, target and maximum were €131,422, €350,459 and €700,918, respectively. All three amounts were translated to U.S. dollars in the table above by multiplying the Euro amounts by the exchange rate applicable on the actual date paid of $1.0847 per Euro.

2019 Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes outstanding equity awards held by each Named Executive Officer on December 31, 2019.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Kenneth T. Lamneck	165,372	11,623,998
Glynis A. Bryan	65,700	4,618,053
Samuel C. Cowley	29,591	2,079,951
Steven W. Dodenhoff	60,243	4,234,480
Wolfgang Ebermann	52,668	3,702,034

(1)	Under various service-based equity incentive compensation programs, our Named Executive Officers have received varying levels of grants of service-based RSUs that vest ratably over four years.

Pursuant to the 2019 equity-based incentive compensation program, grants of service-based (40%) and performance-based (60%) RSUs to our Named Executive Officers were made in February 2019. For the 60% of the 2019 awards that were subject to performance conditions, the number of actual performance-based RSUs ultimately awarded was 100% of the target, as the Company achieved the specified strategic objectives during the fiscal year ended December 31, 2019. As of December 31, 2019, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date. Additional service-based grants related to the Company’s strategic plan and completion of the PCM acquisition were awarded in February and September 2019.

Pursuant to the 2018 equity-based incentive compensation program, grants of service-based (40%) and performance-based (60%) RSUs to our Named Executive Officers were made in February 2018. For the 60% of the 2018 awards that were subject to performance conditions, the number of actual performance-based RSUs ultimately awarded was 200% of the target, as actual consolidated Adjusted ROIC exceeded the target range for the fiscal year ended December 31, 2018. As of December 31, 2018, upon the Company’s achievement of the actual Adjusted ROIC amount for the fiscal year ended December 31, 2018, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date.

Pursuant to the 2017 equity-based incentive compensation program, grants of service-based (40%) and performance-based (60%) RSUs to our Named Executive Officers were made in February 2017. For the 60% of the 2017 awards that were subject to performance conditions, the number of actual performance-based RSUs ultimately awarded was 112.5% of the target, as actual consolidated Adjusted ROIC exceeded the target range for the fiscal year ended December 31, 2017. As of December 31, 2017, upon the Company’s achievement of the actual Adjusted ROIC amount for the fiscal year ended December 31, 2017, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date.

All of these RSUs were made under the 2007 Omnibus Plan.

The following table shows the dates on which the outstanding stock awards vest, subject to continued employment through the vest date.

Name	2/20/20	7/10/20	2/20/21	9/10/21	2/20/22	2/20/23

Kenneth T. Lamneck	74,746		57,788		26,328	6,510
Glynis A. Bryan	27,768		21,432		10,771	5,729
Samuel C. Cowley	11,010	811	9,110	4,055	3,737	868
Steven W. Dodenhoff	24,865		19,508		10,228	5,642
Wolfgang Ebermann	21,646		16,585		9,047	5,390

(2)	Represents the value based upon the number of shares awarded multiplied by the closing price on December 31, 2019 of $70.29 per share.

2019 Stock Vested Table

The following table sets forth information with respect to shares of Company common stock acquired through vesting of RSUs and the number of shares acquired and value realized on vesting by the Named Executive Officers during 2019. There were no outstanding stock options in 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)

Kenneth T. Lamneck	82,698	4,763,405
Glynis A. Bryan	29,291	1,687,162
Samuel C. Cowley	17,154	982,384
Steven W. Dodenhoff	25,104	1,445,990
Wolfgang Ebermann	21,918	1,262,477

(1)

During 2019, the stock awards (all RSUs) that vested for the Named Executive Officers in the United States were net-share settled such that the Company withheld shares with value equivalent to the Named Executive Officer’s minimum statutory tax obligation for the applicable income and other employment taxes and remitted cash to the appropriate taxing authorities. The amounts in the table represent the gross number of shares and value realized on vesting for each of the Named Executive Officers. The net number of shares acquired by Mr. Lamneck, Ms. Bryan, Mr. Cowley and Mr. Dodenhoff on vesting was 48,997, 18,669, 11,084 and 16,343, respectively. Mr. Ebermann’s awards were not net-share settled.

Employment Agreements, Severance and Change in Control Provisions

Our employment agreements with our executive officers and our incentive compensation plans reflect our compensation philosophy. The employment agreements for our Named Executive Officers in the United States provide for continually renewing terms (one year for Messrs. Lamneck, Dodenhoff and Cowley and two years for Ms. Bryan). Mr. Ebermann’s employment agreement may be terminated with a notice period of 12 months, during which period he will continue to be an employee and will receive all of the benefits under the employment agreement. All change in control benefits are “double trigger” (which means that they are triggered by two events, a change in control of the Company plus a triggering termination under the change of control agreement), provided, however, that under the terms of the 2007 Omnibus Plan, applicable to all employees, a change in control would result in all stock awards becoming fully exercisable and vested to the full extent of the original grant, any restrictions would lapse and all performance-based awards would be earned and payable in full at target levels. Additionally, beginning with grants to all employees in February 2015, upon termination of service by reason of death, any portion of service-based RSUs and, after the completion of the performance period for all performance-based awards, any portion of performance-based awards remaining unvested on that date, which would have vested through the first anniversary of the date of death become fully exercisable and vested effective immediately prior to the employee’s death.

The Company’s employment agreements with its Named Executive Officers are intended to comply with Section 409A of the IRC. The material terms of the employment agreements with our Named Executive Officers are as follows:

Kenneth T. Lamneck

(i)	Effective as of January 1, 2010.
(ii)

A severance payment upon termination of employment “without cause,” by Mr. Lamneck for “good reason,” as those terms are defined in the agreement, or at the expiration of the term due to the Company’s issuance of a non-renewal notice.  In the event of such termination and subject to a release of claims against the Company by Mr. Lamneck, he will be entitled to receive severance pay in the amount of $1,800,000, payable in equal installments over a period of 12 months following the date of termination.

(iii)

In the event of Mr. Lamneck’s death or “disability,” as such term is defined in the agreement, he or his estate shall receive payment for earned, but unpaid base salary, accrued but unused vacation, unreimbursed business expenses and any vested benefits he may be entitled to receive under any Company disability or insurance plan or other applicable employee benefit plan.

(iv)

The agreement also provides for non-disclosure by Mr. Lamneck of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.

The table below summarizes the potential payments and benefits to Mr. Lamneck upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2019:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total

Termination Without Cause or for Good Reason as defined in the employment agreement	$1,800,000	$—	$—	$1,800,000
Change in Control – Involuntary Termination	1,800,000	10,708,752	—	12,508,752
Change in Control – Without Termination	—	10,708,752	—	10,708,752
Death	—	4,737,475	—	4,737,475

(1)	The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2019 of $70.29 per share.

Glynis A. Bryan

(i)	Effective as of January 1, 2009.
(ii)

A severance payment upon termination of employment “without cause” or termination by Ms. Bryan for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to two times her annual base salary, plus one times the annual cash incentive bonus during one of the two immediately preceding fiscal years that would produce the higher award, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation until the earlier of (1) 24 months or (2) the day on which she is eligible to receive substantially similar benefits without being required to pay any premiums with respect to such benefits.

(iii)

A severance payment following a “change in control” of the Company if Ms. Bryan terminates her employment for “good reason,” or the Company terminates her employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 24 months after the change in control occurs, equal to two times her highest annual base salary in effect during the term of the agreement plus two times the higher annual cash incentive bonus during one of the two immediately preceding fiscal years which would produce the higher award, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation through the earlier of (1) 42 months following termination or (2) the date on which she is eligible to receive substantially similar benefits without being required to pay any premiums with respect to such benefits.  All payments made following a “change in control” are to be grossed-up for Ms. Bryan’s excise taxes if the payment exceeds prescribed limits.

(iv)

In the event of Ms. Bryan’s termination as a result of “disability,” as such term is defined in the agreement, or death, she or her estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of her base salary plus a prorated portion of any cash incentive compensation earned for the quarter in which the agreement is terminated, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives.

(v)

The agreement also provides for non-disclosure by Ms. Bryan of our confidential information and includes covenants by her not to compete with Insight or solicit its employees, suppliers or customers for a period of two years following termination of employment.

The table below summarizes the potential payments and benefits to Ms. Bryan upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2019:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total

Termination Without Cause or for Good Reason as defined in the employment agreement	$2,197,255	$—	$27,153	$2,224,408
Change in Control – Involuntary Termination	2,840,755	4,618,053	47,518	7,506,326
Change in Control – Without Termination	—	4,618,053	—	4,618,053
Disability	652,505	—	—	652,505
Death	652,505	1,758,867	—	2,411,372

(1)	The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2019 of $70.29 per share.

Samuel C. Cowley

(i)	Effective as of June 7, 2016.
(ii)

A severance payment upon termination of employment “without cause” or termination by Mr. Cowley for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to one times his annual base salary, plus one times the annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus.

(iii)

A severance payment following a “change in control” of the Company if Mr. Cowley terminates his employment for “good reason,” or the Company terminates his employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 12 months after the change in control occurs, equal to one times his highest annual base salary in effect during the term of the agreement plus one times his annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus.  In the event that payments made following a “change in control” would trigger an excise tax under the IRC, the payments are to be reduced to the highest amount that would not trigger that excise tax, except that the limitation would not apply if the difference between the calculated amount (without applying the cap) and the reduced amount (after applying the cap) is greater than 25%.

(iv)

In the event of Mr. Cowley’s termination as a result of “disability,” as such term is defined in the agreement, or death, he or his estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of his base salary plus a prorated portion of any cash incentive compensation earned for the quarter in which the agreement is terminated, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives.

(v)

The agreement also provides for non-disclosure by Mr. Cowley of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.

The table below summarizes the potential payments and benefits to Mr. Cowley upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2019:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total

Termination Without Cause or for Good Reason as defined in the employment agreement	$952,960	$150,000	$—	$1,102,960
Change in Control – Involuntary Termination	952,960	2,079,951	—	3,032,911
Change in Control – Without Termination	—	2,079,951	—	2,079,951
Disability	382,542	—	—	382,542
Death	382,542	714,638	—	1,097,180

(1)	The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2019 of $70.29 per share.

Steven W. Dodenhoff

(i)	Effective as of January 30, 2012.
(ii)

A severance payment upon termination of employment “without cause” or termination by Mr. Dodenhoff for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to one times his annual base salary, plus one times the annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation until the earlier of (1) 12 months or (2) the day on which he is eligible to receive substantially similar benefits without being required to pay any premium with respect to such benefits.

(iii)

A severance payment following a “change in control” of the Company if Mr. Dodenhoff terminates his employment for “good reason,” or the Company terminates his employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 12 months after the change in control occurs, equal to one times his highest annual base salary in effect during the term of the agreement plus one times his annual cash incentive bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual cash incentive bonus, plus benefits continuation through the earlier of (1) 12 months following termination or (2) the day on which he is eligible to receive substantially similar benefits without being required to pay any premium with respect to such benefits.  In the event that payments made following a “change in control” would trigger an excise tax under the IRC, the payments are to be reduced to the highest amount that would not trigger that excise tax, except that the limitation would not apply if the difference between the calculated amount (without applying the cap) and the reduced amount (after applying the cap) is greater than 25%.

(iv)

In the event of Mr. Dodenhoff’s termination as a result of “disability,” as such term is defined in the agreement, or death, he or his estate, as the case may be, will be entitled to a lump sum payment equal to 90 days of his base salary plus a prorated portion of any cash incentive compensation earned for the quarter in which the agreement is terminated, plus a prorated cash incentive bonus for the year in which the termination takes place for any cash incentive compensation plan with annual objectives.

(v)

The agreement also provides for non-disclosure by Mr. Dodenhoff of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.

The table below summarizes the potential payments and benefits to Mr. Dodenhoff upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2019:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total

Termination Without Cause or for Good Reason as defined in the employment agreement	$1,440,342	$—	$18,290	$1,458,632
Change in Control – Involuntary Termination	1,440,342	4,234,480	18,290	5,693,112
Change in Control – Without Termination	—	4,234,480	—	4,234,480
Disability	566,570	—	—	566,570
Death	566,570	1,584,688	—	2,151,258

(1)	The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2019 of $70.29 per share.

Wolfgang Ebermann

(i)	Commenced January 6, 2014.
(ii)

The employment agreement may be terminated with a notice period of twelve months, during which period Mr. Ebermann will continue to be an employee and will receive all of the benefits under the employment agreement.

(iii)	The Company’s right to terminate Mr. Ebermann’s employment with immediate effect for compelling reason is not restricted by provision (ii).
(iv)

If Mr. Ebermann is prevented from working due to being incapacitated as a result of sickness not due to his fault, then the Company shall continue to make salary payments in accordance with statutory provisions.  According to the continued payment laws in Germany in effect at the date the employment agreement was signed, the remunerations will be paid for up to six weeks.  Thereafter, Mr. Ebermann will be granted a subsidy that covers the difference between the sickness benefit of the statutory health insurance (or his private health insurance) and his monthly remuneration up and until the expiration of a 120-day term commencing with the occurrence of incapacity.  The subsidy will be granted only once within a period of three years.

(v)

The agreement also provides for non-disclosure by Mr. Ebermann of our confidential information and includes covenants by him not to solicit Insight’s employees or customers for a period of two years following termination of the employment agreement.

(vi)

The employment shall end in any event automatically, without need for notice, with the expiration of such month in which Mr. Ebermann attains statutory retirement age under the statutory pension scheme.

The table below summarizes the potential payments and benefits to Mr. Ebermann upon the occurrence of certain triggering events assuming a hypothetical effective date of termination of December 31, 2019:

Triggering Event	Severance	Equity-Based Compensation Awards (1)	Benefits	Total

Change in Control – Involuntary Termination	$—	$3,702,034	$—	$3,702,034
Change in Control – Without Termination	—	3,702,034	—	3,702,034
Death	—	795,399	—	795,399

(1)	The value of equity-based compensation awards is based on the closing price of the Company’s common stock on December 31, 2019 of $70.29 per share.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2019 regarding the number of shares of our common stock that may be issued under our equity compensation plans, which have been approved by our stockholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders	923,400(1)	—	2,567,260(2)
Equity compensation plans not approved by security holders	—	—	—
Total	923,400(3)	—	2,567,260(3)

(1)	Represents the number of underlying shares of common stock at the target award level associated with outstanding RSUs under approved plans.
(2)	Shares of common stock remaining available for issuance under the 2007 Omnibus Plan.

(3)

Subsequent to December 31, 2019, the Company’s annual grant of equity-based awards to certain employees was made on February 17, 2020. As such, the Company determined to supplement the table above with the table below for transparency and full disclosure. The following table sets forth certain information as of March 15, 2020 regarding the number of shares of our common stock that may be issued under our equity compensation plans, all of which were approved by security holders.

Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans

891,635	2,368,016

PROPOSAL 3 – Approval of the 2020 Omnibus Plan

We are asking stockholders to approve the Insight Enterprises, Inc. 2020 Omnibus Plan (the “2020 Omnibus Plan”). Our Board of Directors adopted the 2020 Omnibus Plan on April 3, 2020, subject to stockholder approval.

On the effective date of the 2020 Omnibus Plan, 150,000 shares of common stock will be reserved for issuance under the 2020 Omnibus Plan, plus any shares of common stock that remain or otherwise become available (including as a result of forfeiture, expiration, termination, cancellation or settlement other than by delivery of shares) under the Amended Insight Enterprises, Inc. 2007 Omnibus Plan (the “2007 Omnibus Plan”) following the date that the 2020 Omnibus Plan is approved by stockholders (collectively, the “Omnibus Plan Shares”).

The 2020 Omnibus Plan differs from the 2007 Omnibus Plan primarily in that the 2020 Omnibus Plan (i) imposes double trigger vesting of awards in connection with a change in control, (ii) imposes a one year minimum vesting condition on 95% of awards granted under the 2020 Omnibus Plan, (iii) alters the manner in which the 2020 Omnibus Plan counts shares tendered to pay the exercise price of an option or a stock appreciation right or tendered or withheld to satisfy a tax withholding obligation arising in connection with an option or a stock appreciation right, (iv) modernizes provisions of the 2020 Omnibus Plan to continue to permit performance-based awards despite the elimination of performance-based awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), (v) clarifies the method of tax withholding, and (vi) responds to other compensation and governance trends.

Based on our estimated usage rate for these shares, we currently anticipate that approximately 2,273,000 shares reserved under the 2007 Omnibus Plan will become available for issuance under the 2020 Omnibus Plan following approval by the stockholders. We anticipate that the Omnibus Plan Shares will provide sufficient shares for our equity compensation program through fiscal year 2024, and that we will need to seek stockholder approval for additional shares at the 2024 annual stockholders meeting. In order to have an appropriate range of equity incentives to create incentives for our current management team and to recruit, hire and retain the top talent that we will require to successfully execute our business strategy, the Board of Directors believes that we must replace the 2007 Omnibus Plan with the 2020 Omnibus Plan and reserve the Omnibus Plan Shares of common stock for issuance under the 2020 Omnibus Plan.

The following table sets forth information regarding awards granted and earned, the rate for each of the last three fiscal years and the average run rate over the last three years.

	Year Ended December 31,
	2019	2018	2017	Three Year Average

Stock option awards granted	-	-	-	-
Service-based restricted stock unit awards granted	330,200	323,889	279,166	311,085
Actual performance-based restricted stock units earned	88,509	233,934	90,272	137,572
Common shares outstanding at fiscal year end	35,263,283	35,482,442	35,828,619	-
Run rate	1%	2%	1%	-

If the 2020 Omnibus Plan is approved by our stockholders, no further awards will be made under the 2007 Omnibus Plan. Instead, the 2007 Omnibus Plan will remain in effect until outstanding awards under the 2007 Omnibus Plan have been exercised, forfeited or cancelled or have otherwise expired or terminated. If stockholder approval of the 2020 Omnibus Plan is not obtained, certain awards may be made pursuant to the 2007 Omnibus Plan and any awards granted pursuant to the 2020 Omnibus Plan will be void and without effect.

The closing price of our common stock, as reported on The NASDAQ Global Select Market on March 30, 2020, was $42.10 per share. As of March 30, 2020, approximately 250 individuals were participating in the 2007 Omnibus Plan. If the 2020 Omnibus Plan is approved, we anticipate filing a Form S-8 registration statement with the SEC shortly after the annual meeting to register the applicable shares authorized for issuance under the 2020 Omnibus Plan.

A copy of the 2020 Omnibus Plan is attached to this proxy statement as Appendix B. The following description of the 2020 Omnibus Plan is a summary and is not intended to be a complete description of the 2020 Omnibus Plan. Please read the 2020 Omnibus Plan attached to this proxy statement as Appendix B for more detailed information.

Description of the 2020 Omnibus Plan

Purpose

The purpose of the 2020 Omnibus Plan is to attract, retain, and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of Insight and its related companies by providing them with the opportunity to acquire a proprietary interest in Insight and to align their interests and efforts with the long-term interests of Insight’s stockholders.

Administration

The 2020 Omnibus Plan will be administered by our Board of Directors or the Compensation Committee of our Board of Directors, or any other committee appointed by the Board of Directors to administer the 2020 Omnibus Plan. The Compensation Committee has the full and exclusive discretionary authority to construe and interpret the 2020 Omnibus Plan and the rights granted under it and to establish rules and regulations for the administration of the 2020 Omnibus Plan. Decisions of the Compensation Committee will be final, conclusive and binding on all persons.

The Compensation Committee may delegate to one or more of our officers, within limits prescribed by the Board of Directors, the Compensation Committee or applicable law, the right to grant awards with respect to designated classes of eligible participants. Notwithstanding the foregoing, no such officer will have or obtain authority to grant awards to himself or herself and may not take part in any action in connection with his or her participation in the 2020 Omnibus Plan. Discretionary awards to non-employee directors may only be made by the Compensation Committee.

Eligibility

Awards may be granted under the 2020 Omnibus Plan to employees, officers, directors, consultants, agents, advisors and independent contractors of Insight or any related company. As of March 30, 2020, approximately 11,000 employees, 8 officers, and 8 non-employee directors were eligible to participate in the 2020 Omnibus Plan.

Types of Awards

The 2020 Omnibus Plan permits the granting of any or all of the following types of awards: (1) incentive and nonqualified stock options; (2) stock appreciation rights; (3) stock awards, restricted stock and stock units; (4) performance shares and performance units; and (5) other stock- or cash-based awards.

Stock Options.  Stock options entitle the holder to purchase a specified number of shares of our common stock at a specified price, which is called the exercise price, subject to the terms and conditions of the option grant. The exercise price of stock options under the 2020 Omnibus Plan must be at least 100% of the fair market value of our common stock on the grant date.

The Compensation Committee will fix the term of each option not to exceed ten years from the grant date. Each option will be exercisable at such time or times as determined by the Compensation Committee. Options may be exercised, in whole or in part, by payment in full of the purchase price either in cash, delivery of shares of common stock (including shares covered by the option being exercised) or delivery of other consideration, or by any combination of cash, stock and other consideration as may be determined by the Compensation Committee.

The Compensation Committee may designate any option as an incentive stock option within the meaning of Section 422 of the Code. Any such incentive stock option will comply in all respects with the requirements of Section 422 of the Code and any applicable regulations.

The Compensation Committee will establish and set out in each applicable award agreement whether the option will continue to be exercisable, and the terms and conditions of such exercise, after a termination of service.

Stock Appreciation Rights (“SARs”). SARs may be granted alone (“Freestanding SAR”) or in tandem with an option (“Tandem SAR”). Upon exercise of an SAR, the holder is entitled to receive the excess of the fair market value of the shares for which the right is exercised over the grant price of the SAR. The grant price of a Freestanding SAR will be determined in the same manner as the grant price for options granted under the 2020 Omnibus Plan. The grant price of a Tandem SAR will be equal to the exercise price of the related option.

The Compensation Committee may impose any conditions or restrictions on the exercise of an SAR as it deems appropriate, provided however, that the term of a Freestanding SAR shall be no greater than ten years from the grant date and that the term of a Tandem SAR will not exceed the term of the related option.

Payment upon exercise of an SAR will be in cash, stock, other property or any combination of cash, stock or other property as determined by the Compensation Committee and as set forth in the instrument evidencing the award. Any related option will no longer be exercisable to the extent the SAR has been exercised, and the related SAR will generally be canceled to the extent the option has been exercised.

Stock Awards, Restricted Stock and Stock Units. Awards of shares of stock, or awards designated in units of stock, may be granted under the 2020 Omnibus Plan. These awards may be made subject to conditions or forfeiture restrictions at the Compensation Committee’s discretion. Subject to applicable law, the Compensation Committee may waive any such conditions or restrictions at any time in its sole discretion. Until the lapse of any such conditions or restrictions, recipients may not dispose of their restricted stock.

Performance Shares and Performance Units. Performance shares and performance units may be granted under the 2020 Omnibus Plan. Performance shares are units valued by reference to shares of stock and performance units are units valued by reference to property other than stock. The Compensation Committee may impose conditions and/or restrictions on each performance share or performance unit including, without limitation, conditions or restrictions based on the achievement of certain performance goals. Performance shares and performance units may be paid entirely in cash, stock or other property, or in any combination of those, at the discretion of the Compensation Committee.

In the award agreement for any performance share or performance unit, the Compensation Committee may also grant dividend equivalents. In no event may such a dividend equivalent be paid unless and until the related performance share or performance unit vests or is earned by satisfaction of the applicable performance goal or goals.

Other Stock- or Cash-Based Awards. The Compensation Committee is also authorized to grant to participants under the 2020 Omnibus Plan, either alone or in addition to other awards, incentives payable in cash or in shares of common stock subject to terms and conditions determined by the Compensation Committee.

Shares Subject to the 2020 Omnibus Plan

Number of Shares Reserved for Issuance. The 2020 Omnibus Plan authorizes the issuance of up to 150,000 shares of common stock, plus any shares of common stock that remain and otherwise will become available (including as a result of forfeiture, expiration, termination, cancellation or settlement other than by delivery of shares) under the 2007 Omnibus Plan following the date that the 2020 Omnibus Plan is approved by stockholders. If any award lapses, expires, terminates or is cancelled prior to the issuance of shares or if shares are forfeited or otherwise reacquired by Insight, the shares subject to such awards and the forfeited or reacquired shares will again be available for issuance under the 2020 Omnibus Plan. With respect to any shares covered by an award that is settled in cash, the shares of common stock used to measure the value of the award, if any, will not reduce the number of shares of common stock available for grant under the 2020 Omnibus Plan. Any shares of stock tendered or withheld to pay the exercise price of an option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an option or a SAR will not again become available for grant under the 2020 Omnibus Plan. For Awards other than Options and SARs, any shares of Common Stock tendered by a Participant or retained by the Company as full or partial payment to satisfy tax withholding obligations in connection with an Award shall be available for Awards under the Plan. Shares purchased on the open market with cash proceeds generated by the exercise of an option will not increase or replenish the number of shares available for grant under the 2020 Omnibus Plan. Dividend equivalents paid in shares of common stock will reduce the number of shares available for grant by the number of shares of common stock used to satisfy such dividend equivalent.

Awards made or adjusted to assume or convert awards in connection with acquisition transactions will not reduce the number of shares authorized for issuance under the 2020 Omnibus Plan. The Compensation Committee may adjust the aggregate number of shares or the number of shares subject to awards under the 2020 Omnibus Plan in the event of a change affecting shares of our common stock, such as stock dividends, recapitalization, reorganization or mergers.

Limitations on Use of Shares Subject to the 2020 Omnibus Plan. The 2020 Omnibus Plan contains limitations on the number of shares of common stock that may be awarded in any one year to certain participants, and on the aggregate maximum number of shares of common stock that can be awarded under certain types of awards. Awards granted with respect to 95% of the shares authorized for issuance under the 2020 Omnibus Plan will, at a minimum, be subject to a forfeiture restriction for the lesser of (i) a one year period from the grant date, over which the restriction lapses periodically based primarily on continuous service to Insight or a related company and (ii) one year from the grant date for a forfeiture restriction that lapses primarily on the attainment of certain performance goals. The Compensation Committee may not cancel, waive or amend these restrictions other than in the event of death, disability, retirement, change in control, sale, merger, consolidation, reorganization, liquidation, or dissolution of Insight.

The aggregate compensation granted or paid, as applicable, to any individual for service as a non-employee director during any calendar year, including awards granted and cash fees paid by the Company to such non-employee director shall not exceed $450,000 in total value, calculating the value of any awards as of the grant date fair market value.

The maximum number of shares that may be issued upon the exercise of an incentive stock option will equal the aggregate number of shares available for grant under the 2020 Omnibus Plan.

Nonassignability of Awards

Unless the Compensation Committee determines otherwise, no award granted under the 2020 Omnibus Plan may be sold, assigned, transferred, pledged or otherwise encumbered by a participant, other than by will, by designation of a beneficiary in a manner established by the Compensation Committee or by the laws of descent and distribution. During a participant’s lifetime, an award may be exercised only by the participant.

Forfeiture and Clawback

Every award issued pursuant to the 2020 Omnibus Plan is subject to potential forfeiture or recovery to the fullest extent called for by law, any applicable listing standard, or any current or future clawback policy that may be adopted by Insight from time to time, including, without limitation, any clawback policy adopted to comply with the final rules issued by the SEC and the final listing standards to be adopted by NASDAQ pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Amendment and Termination

Unless earlier terminated by the Board of Directors or the Compensation Committee, the 2020 Omnibus Plan will terminate ten years from its effective date. In general, the Board of Directors or the Compensation Committee may amend, suspend or terminate all or a portion of the 2020 Omnibus Plan at any time subject to stockholder approval to the extent necessary to comply with applicable law, stock exchange rule or regulatory requirements or, as determined by the Compensation Committee, to qualify with tax requirements.

Subject to applicable law, the Compensation Committee may amend the terms of any award granted, prospectively or retroactively, but cannot materially impair the rights of any participant without the participant’s consent. The Compensation Committee may not reprice options or SARs without stockholder approval. Also, generally, no change or adjustment may be made to an outstanding incentive stock option, without the consent of the participant, that would cause the incentive stock option to fail to continue to qualify as an incentive stock option under the Code.

Effect of a Change in Control

Change in Control. Under the 2020 Omnibus Plan, a “change in control” of Insight means, unless otherwise provided in an award agreement, a “change in the ownership or effective control of a corporation” or a “change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Section 409A of the Code, provided, however, that for purposes of determining a “change in the effective control,” “50 percent” shall be used instead of “30 percent” and for purposes of determining a “substantial portion of the assets of the corporation, “85% percent” shall be used instead of “40 percent”. Certain acquisitions by Insight, a related company or a related party will not constitute a change in control.

Termination of Service on a Change in Control. Except as otherwise provided in any applicable award agreement, in the event of a participant’s termination of service without cause or for good reason during the 18-month period following a change in control, all outstanding awards (other than performance shares and performance units) shall become fully and immediately exercisable, and all applicable deferral and restriction limitations or forfeiture provisions shall lapse as of the date of the participant’s termination of service.

Except as otherwise provided for in any applicable award agreement, in the event of a participant’s termination of service without cause or for good reason during the 18-month period following a change in control, all performance shares or performance units for which the performance level has not been determined as of the date of the participant’s termination of service will be payable in full at the target level in accordance with the payout schedule in the award agreement.

No Termination of Service on a Change in Control. If, before or immediately on the occurrence of an event that would constitute a change in control, the Board of Directors reasonably concludes that the value of the award or a participant’s opportunity for future appreciation in respect of the award will be materially impaired following the closing of such transaction, the Compensation Committee may provide for the following:

•	Any options and SARs will become exercisable immediately prior to (but contingent upon) the closing of the transaction that will result in the change in control.
•

Any restrictions and deferral limitations applicable to any restricted stock or stock units will lapse, and such restricted stock or stock units will become fully vested immediately prior to (but contingent upon) the closing of the transaction that will result in the change in control.

•

Any performance shares and performance units will be considered earned at the target level and will become fully vested immediately prior to (but contingent upon) the closing of the transaction that will result in the change in control.  The portion that is not earned will be forfeited.

•

Any restrictions and deferral limitations and other conditions applicable to any other awards shall lapse, and such other awards shall become fully vested immediately prior to (but contingent upon) the closing of the transaction that will result in the change in control.

U.S. Federal Income Tax Consequences

The following briefly describes the U.S. federal income tax consequences of the 2020 Omnibus Plan generally applicable to Insight and to participants who are U.S. citizens.

Nonqualified Stock Options. A participant will not recognize taxable income upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, a participant will recognize taxable ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the option exercise price. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price.

Incentive Stock Options. A participant will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after his or her employment ends other than as a result of death (12 months in the case of disability), the participant will not recognize taxable income at the time of exercise (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or exchanges the shares after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the option, the participant will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the sale or exchange and the option exercise price. If a participant disposes of the shares before these holding period requirements are satisfied, the disposition will constitute a disqualifying disposition, and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess, as of the date of exercise of the option, of the fair market value of the shares received over the option exercise price (or, if less, the excess of the amount realized on the sale of the shares over the option exercise price). Additionally, the participant will have long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received upon disposition of the shares and the option exercise price, increased by the amount of ordinary income, if any, the participant recognized.

Stock Options. With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares already held by the participant to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of an SAR. Upon the exercise of an SAR, a participant generally will recognize taxable ordinary income equal to the difference between the fair market value of the underlying shares on the date of exercise and the grant price of the SAR.

Restricted Stock Awards. Upon receipt of a restricted stock award, a participant generally will recognize taxable ordinary income when the shares cease to be subject to restrictions in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid to us by the participant for the shares. However, no later than 30 days after a participant receives a restricted stock award, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, paid to us by the participant for the shares plus the amount of taxable ordinary income recognized by the participant either at the time the restrictions lapsed or at the time of election, if an election was made by the participant. If the participant forfeits the shares to us (e.g., upon the participant’s termination prior to expiration of the restriction period), the participant may not claim a deduction with respect to the income recognized as a result of the election. Any dividends paid with respect to shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

Performance Awards and Other Stock Unit Awards. A participant generally will not recognize taxable income upon the grant of a performance award. Upon the distribution of cash, shares or other property to a participant pursuant to the terms of a performance award, the participant generally will recognize taxable ordinary income equal to the excess of the amount of cash or the fair market value of any property transferred to the participant over any amount paid to us by the participant with respect to the award. The tax consequences of other stock unit awards will depend upon the specific terms of each award.

Tax Consequences to Insight. In the foregoing cases, we generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income.

Tax Withholding. We are authorized to withhold, or to require a participant to remit to Insight, from any award granted or payment due under the 2020 Omnibus Plan up to the maximum amount necessary to satisfy federal, state, local and foreign withholding requirements. The Compensation Committee may permit or require a participant to satisfy all or part of the participant’s tax withholding obligations by paying cash to Insight, by having Insight withhold an amount from any cash amounts otherwise due to the participant, by having Insight withhold a number of shares otherwise issuable to the participant or by surrendering shares of common stock.

Section 409A Compliance. Some of the awards that may be granted pursuant to the 2020 Omnibus Plan may be considered to be “non-qualified deferred compensation” subject to Section 409A of the Code. If an award is subject to Section 409A of the Code, Insight intends (but cannot and does not guarantee) that the 2020 Omnibus Plan and the applicable award agreement comply fully with and meet all of the requirements of Section 409A of the Code or an exception thereto.

New Plan Benefits

Each of our non-employee directors receives, as part of their annual retainer at the time of our annual meeting, an annual RSU award equal in value to $125,000. The number of RSUs is based on the closing price of the Company’s common stock on the date of the annual meeting. If approved, we expect to issue the annual RSU awards to our non-employee directors under the 2020 Omnibus Plan shortly following the Annual Meeting. Other than these grants to non-employee directors, it is not possible to determine the amount or form of any awards that will be granted to any individual in the future since the issuance of any awards under the 2020 Omnibus Plan will be at the discretion of the Compensation Committee.

The following table sets forth the awards that were granted during 2019 under the 2007 Omnibus Plan to (i) each of our Named Executive Officers, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group and (iv) all employees, including all current officers who are not executive officers, as a group.

Name and Position	Service- Based RSUs Awarded (#)	Target Number of Performance- Based RSUs (#)	Grant Date Fair Value ($)

Kenneth T. Lamneck, President and Chief Executive Officer	26,042	39,063	3,750,048
Glynis A. Bryan, Chief Financial Officer	22,918	8,333	1,800,058
Samuel C. Cowley Senior Vice President, General Counsel and Secretary	7,527	5,209	700,058
Steven W. Dodenhoff, President, Insight North America	22,570	7,813	1,750,061
Wolfgang Ebermann, President, Insight EMEA	21,564	6,302	1,605,081
Executive Group	110,843	72,276	10,470,544
Non-Executive Director Group	16,065	-	875,221
Non-Executive Officer Employee Group	203,292	16,233	12,174,518

THE BOARD OF DIRECTORS AND THE COMPENSATION COMMITTEE RECOMMEND A VOTE FOR APPROVAL OF THE 2020 OMNIBUS PLAN.

PROPOSAL 4 – Ratification of Independent Registered Public Accounting Firm

The Board of Directors and the Audit Committee recommend that the stockholders ratify the selection of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2020. The Audit Committee approved the selection of KPMG as the Company’s independent registered public accounting firm for 2020. KPMG is currently the Company’s independent registered public accounting firm.

Although the Company is not required to seek stockholder approval or ratification of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

We have been advised that a representative of KPMG will attend the Annual Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE FOR RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020.

AUDIT COMMITTEE REPORT

The Company maintains an independent Audit Committee that operates under a written charter adopted by the Board of Directors. Each member of the Audit Committee is independent as defined in the listing standards of NASDAQ and under SEC rules and each of Mr. Allen and Ms. Breard have been designated as an “audit committee financial expert” by the Board of Directors.

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s internal controls. Management also is responsible for reporting on the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, KPMG, has the responsibility to conduct an independent audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and to issue an opinion on whether or not the financial statements present fairly, in all material respects, the financial position of the Company and the results of its operations and its cash flows in conformity with U.S. generally accepted accounting principles. KPMG also is responsible for issuing an attestation report on the effectiveness of the Company’s internal control over financial reporting based upon its audit. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent auditors retained to audit our financial statements. The Audit Committee is responsible for the audit fee negotiations associated with our retention of KPMG. The members of the Audit Committee and the Board believe that the continued retention of KPMG to serve as our independent auditor is in our and our stockholders’ best interest. KPMG has served as our independent registered public accounting firm since 1990.

The Audit Committee’s responsibility is to monitor and oversee these processes. As part of its oversight responsibilities, the Audit Committee meets with the Company’s Chief Financial Officer, Principal Accounting Officer, General Counsel, Vice President of Internal Audit and KPMG (with and without management present) to discuss the adequacy and effectiveness of the Company’s internal controls and the quality of the financial reporting process.

Prior to the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 with the SEC, the Audit Committee:

•

Reviewed and discussed with management the Company’s audited consolidated financial statements included in the Form 10-K and considered management’s view that the financial statements present fairly, in all material respects, the Company’s financial condition and results of operations.

•	Reviewed and discussed with management and KPMG the effectiveness of the Company’s internal control over financial reporting, including management’s report and KPMG’s attestation report on that topic.
•	Discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
•

Received the required written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence. Based upon these communications, the Audit Committee discussed with KPMG its independence from the Company. In considering the independence of KPMG, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described below.

In reliance on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors.

Richard E. Allen, Chair
Bruce W. Armstrong
Linda Breard
Anthony A. Ibargüen
Girish Rishi

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.

Independent Registered Public Accounting Firm Fees and Independence

The Audit Committee reviews and approves the external auditor’s engagement and audit plan, including fees, scope, staffing and timing of work. In addition, the Audit Committee Charter limits the types of non-audit services that may be provided by the independent auditors. Any permitted non-audit services to be performed by the independent auditors must be pre-approved by the Audit Committee after the committee is advised of the nature of the engagement and particular services to be provided. The Audit Committee pre-approved audit fees and all permitted non-audit services of the independent auditor in 2019. Responsibility for this pre-approval may be delegated to one or more members of the Audit Committee; all such approvals, however, must be disclosed to the Audit Committee at its next regularly scheduled meeting. The Audit Committee may not delegate authority for pre-approvals to management.

The following table presents fees paid or accrued for the audit of the Company’s annual consolidated financial statements and all other professional services rendered by KPMG for the years ended December 31, 2019 and 2018.

	Years Ended December 31
KPMG Fees	2019	2018

Audit fees	$3,725,000	$3,184,000
Audit-related fees	$99,000	$126,000
Tax fees	$150,000	$41,000
All other fees	$—	$—
Total fees	$3,974,000	$3,351,000

Audit Fees.  Consists principally of fees for professional services rendered for the audit of our consolidated financial statements, reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q and statutory audits for foreign subsidiaries.

Audit-Related Fees.  Consists principally of fees related to other assurance reporting, including reporting on examinations of service organization controls.

Tax Fees.  Consists principally of fees for services relating to tax compliance and tax planning and advice, including assistance with tax audits.

All Other Fees.  There were no other fees paid to KPMG for the years ended December 31, 2019 and 2018.

The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG’s independence. All permissible non-audit services provided by KPMG in 2019 were pre-approved by the Audit Committee. In addition, no audit engagement hours were spent by people other than KPMG’s employees, KPMG member firms located outside the United States and other third-party service providers operating under KPMG’s supervision.

FREQUENTLY ASKED QUESTIONS CONCERNING THE ANNUAL MEETING

Why did I receive these proxy materials?

These proxy materials are first being distributed on or about April 15, 2020 to stockholders of the Company in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders on May 20, 2020, at 10:00 a.m. MST, at Insight Client Support Center, 910 West Carver Road, Tempe, Arizona, and any postponement or adjournment thereof. This proxy statement describes the matters on which you, as a stockholder of the Company, are entitled to vote. It also includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.

What is the purpose of the Annual Meeting?

At the Annual Meeting of Stockholders, stockholders will be asked to vote (1) to elect the nine director nominees named in this proxy statement for a term expiring at the 2021 Annual Meeting of Stockholders, (2) to approve, on an advisory basis, the compensation of our Named Executive Officers, (3) to approve the 2020 Omnibus Plan and (4) to ratify the appointment of the Company’s independent registered public accounting firm. See the sections entitled “Proposal 1—Election of Directors,” “Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation,” “Proposal 3—Approval of the 2020 Omnibus Plan,” and “Proposal 4—Ratification of Independent Registered Public Accounting Firm.” The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the Notice of Annual Meeting of Stockholders (the “Notice”).

Who can attend the Annual Meeting?

Only holders of our common stock as of the close of business on the record date, which was March 30, 2020, or their duly appointed proxies, may attend the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will be required to show the notice or voting instructions form you received from your broker, bank or other nominee or a copy of a statement (such as a brokerage statement) from your broker, bank or other nominee reflecting your stock ownership as of March 30, 2020 in order to be admitted to the Annual Meeting. All attendees must bring a government-issued photo ID to gain admission to the Annual Meeting. Please note that recording devices, photographic equipment, large bags and packages will not be permitted in the meeting room.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock as of the close of business on the record date, which was March 30, 2020, are entitled to notice of, and to vote at, the Annual Meeting. As of March 30, 2020, there were 35,494,292 shares of our common stock outstanding and entitled to vote at the Annual Meeting, with each share entitled to one vote.

How do I vote at the Annual Meeting?

Stockholders of record can vote in one of four ways:

•	By telephone—You may use the toll-free telephone number shown on your proxy card;
•	Via the Internet—You may visit the Internet website indicated on your proxy card and follow the on-screen instructions;
•	By mail—You may date, sign and promptly return your proxy card by mail in a postage prepaid envelope; or
•	In person—You may deliver a completed proxy card at the meeting or vote in person.

Voting instructions for stockholders of record (including instructions for both telephonic and Internet voting) are provided under the heading “Voting Information” of this proxy statement and on the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with telephone and electronic access, such as usage charges from telephone companies and Internet access providers, must be borne by the stockholder. If you submit your proxy by telephone or via the Internet, it will not be necessary to return your proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. CT on Tuesday, May 19, 2020.

If your shares are held through a broker, bank or other nominee, please follow the voting instructions on the form you receive from such institution. In such situations, the availability of telephone and Internet voting will depend on your institution’s voting procedures. If you wish to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

What if I do not vote or do not indicate how my shares should be voted on my proxy card?

If a stockholder of record does not return a signed proxy card or submit a proxy by telephone or via the Internet and does not attend the meeting and vote in person, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked, will be voted at the meeting in accordance with the instructions contained therein.

If you submit a properly completed proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the Board of Directors recommends on such proposal.

What if my shares of the Company’s common stock are held for me by a broker?

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

•

Non-Discretionary Items. The election of directors (Proposal 1), the advisory vote to approve Named Executive Officer compensation (Proposal 2) and the approval of the 2020 Omnibus Plan (Proposal 3) may not be voted on by your broker if it has not received voting instructions.

•

Discretionary Items. The ratification of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 4) is a discretionary item. Generally, brokers that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

How can I change my votes or revoke my proxy after I have voted?

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked or changed at any time before it is exercised at the Annual Meeting or any adjournments or postponements thereof by:

•	Mailing written notice of revocation or change to our Corporate Secretary at Insight Enterprises, Inc., 6820 S. Harl Avenue, Tempe, Arizona 85283;
•	Delivering a later-dated proxy (either in writing, by telephone or via the Internet); or
•	Voting in person at the meeting.

Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

Will my votes be publicly disclosed?

No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are not publicly disclosed and are available only to the inspector of election and certain employees, who are obligated to keep such information confidential.

Who will count the votes?

A representative of the Company will serve as the inspector of election for the Annual Meeting and will count the votes.

What if other matters come up during the Annual Meeting?

If any other matters properly come before the meeting, including a question of adjourning or postponing the meeting, the persons named in the proxies or their substitutes acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

What constitutes a quorum at the Annual Meeting?

The presence at the Annual Meeting of Stockholders, in person or represented by proxy, of the holders of a majority in voting power of the outstanding capital stock entitled to vote at the Annual Meeting is required to constitute a quorum to transact business at the Annual Meeting. Abstentions and broker non-votes will be counted toward the establishment of a quorum.

How many votes are required to approve each matter to be considered at the Annual Meeting?

Proposal 1: Election of director nominees named in this proxy statement. Each of the nine nominees for director will be elected upon the affirmative vote of the majority of votes cast with respect to the director’s election, which means the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Any incumbent director nominee who is not elected by a majority of votes cast must tender his or her resignation to the Board, and the Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In such a situation, the Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind its decision within 90 days from the date of the certification of the election results. In the event of a contested election, director nominees who receive the most votes for the number of seats up for election will be elected. Broker non-votes and abstentions will have no effect on the proposal.

Proposal 2: Advisory vote to approve Named Executive Officer compensation. The affirmative vote of the holders of a majority of the shares entitled to vote on the proposal, present in person or represented by proxy at the meeting is required to approve, on an advisory, non-binding basis, the compensation paid to our Named Executive Officers. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Proposal 3: Approval of the 2020 Omnibus Plan. The affirmative vote of the holders of a majority of the shares entitled to vote on the proposal, present in person or represented by proxy at the meeting is required to approve the 2020 Omnibus Plan. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Proposal 4: Ratification of KPMG LLP as the Company’s independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares entitled to vote on the proposal, present in person or represented by proxy at the meeting is required to ratify KPMG LLP as the Company’s independent registered public accounting firm for 2020. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote.  Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Who pays to prepare, mail and solicit the proxies?

We will bear the costs of solicitation of proxies for the Annual Meeting of Stockholders, including preparation, assembly, printing and mailing of the Notice, this proxy statement, the Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”), the proxy card and any additional information furnished to stockholders. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding any solicitation materials to such beneficial owners. Proxies may be solicited in person or by mail, telephone or electronic transmission on our behalf by our directors, officers or employees. However, we do not reimburse or pay additional compensation to our own directors, officers or other employees for soliciting proxies. In addition, we have retained Okapi Partners LLP to assist us in the distribution and solicitation of proxies. We estimate that we will pay Okapi Partners LLP approximately $10,000, plus reimbursement of out-of-pocket expenses, for its services.

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter to be submitted at the Annual Meeting. If any other matter shall properly come before the Annual Meeting, including a question of adjourning or postponing the meeting, the persons named in the proxy card or their substitutes acting thereunder will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

Annual Report

A copy of our Annual Report on Form 10-K for the year ended December 31, 2019 is being furnished to stockholders concurrently herewith. Insight will mail without charge, upon written request, another copy of our Annual Report, including the consolidated financial statements and list of exhibits, and any particular exhibit specifically requested. Requests should be addressed to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283. Our Annual Report is also available at http://investor.insight.com/financial-reports/annual-reports.

Householding

Company stockholders who share an address may receive only one copy of this proxy statement and the Annual Report from their bank, broker or other nominee, unless contrary instructions are received. We will deliver promptly a separate copy of this proxy statement and Annual Report to any stockholder who resides at a shared address and to which a single copy of the documents was delivered, if the stockholder makes a request by contacting our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283, or by telephone at (480) 333-3000. If you wish to receive separate copies of this proxy statement and the Annual Report in the future, or if you are receiving multiple copies and would like to receive a single copy for your household, you should contact your broker, bank or other nominee.

Stockholder Proposals and Director Nominations for the 2021 Annual Meeting

Proposals that stockholders wish to submit for inclusion in our proxy statement for our 2021 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by our Corporate Secretary at Insight Enterprises, Inc., 6820 S. Harl Avenue, Tempe, Arizona  85283 no later than December 16, 2020. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

With respect to proposals submitted by a stockholder for consideration at our 2021 Annual Meeting but not for inclusion in our proxy statement for such annual meeting, timely notice of any stockholder proposal must be received by us in accordance with our Amended and Restated Bylaws no earlier than

February 19, 2021 nor later than March 21, 2021. With respect to stockholders wishing to recommend nominees for election to the Board at our 2021 Annual Meeting, timely notice of any director nomination must be received by us in accordance with our Amended and Restated Bylaws no earlier than February 19, 2021 nor later than March 21, 2021. Such notices must contain the information required by our Amended and Restated Bylaws.

Please refer to our Amended and Restated Bylaws for additional information and requirements regarding stockholder proposals and director nominations. We will not consider any proposal or nomination that is not timely or otherwise does not meet our Amended and Restated Bylaws’ and the SEC’s requirements for submitting a proposal or nomination, as applicable. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and any other applicable requirements.

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement regarding the benefits and anticipated results of our compensation programs and the Compensation Committee’s plans and intentions relating thereto. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by law. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned under the heading “Risk Factors” in our Annual Report (accompanying this proxy statement), and in any of our subsequent filings with the SEC.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 20, 2020

The proxy materials for the Company’s annual meeting of stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2019 and this proxy statement, are available over the Internet at www.proxypush.com/nsit. The proxy materials are also available by accessing the Company’s website at http://investor.insight.com/financial-reports/annual-reports. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

It is important that your proxy be returned promptly, whether by mail, by telephone or via the Internet. The proxy may be revoked at any time by you before it is exercised as described in this proxy statement. If you attend the meeting in person, you may withdraw any proxy (including a telephonic or Internet proxy) and vote your own shares as described in this proxy statement.

By Order of the Board of Directors,

Samuel C. Cowley
Senior Vice President, General Counsel
and Secretary

April 7, 2020

APPENDIX A

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES NON-GAAP ADJUSTED FINANCIAL MEASURE RECONCILIATIONS

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Years Ended December 31,
	2019	2018		2017
Non-GAAP Adjusted Consolidated EFO:

GAAP consolidated EFO	$240.6	$233.5		$179.3
Severance and restructuring expenses	5.4	3.4		9.0
Acquisition-related expenses	11.3	0.3		3.3
Loss on sale of foreign entity	-	-		3.6
Impairment of property and equipment	1.5	-		-
Other	-	-		(0.5)
Non-GAAP Adjusted consolidated EFO	$258.8	$237.2		$194.7

Non-GAAP Adjusted Consolidated Diluted EPS:

GAAP consolidated diluted EPS	$4.43	$4.55		$2.50
Severance and restructuring expenses	0.15	0.09		0.19
Acquisition-related expenses	0.32	0.01		0.07
Loss on sale of foreign entity	-	-		0.10
Amortization of intangible assets	0.64	0.43		0.28
Impairment of property and equipment	0.04	-		-
Amortization of debt discount and issuance costs	0.12	-		-
Income taxes on non-GAAP adjustments	(0.28)	(0.13)		(0.26)
Tax expense related to U.S. federal tax reform	-	-		0.37
Non-GAAP Adjusted consolidated diluted EPS	$5.42	$4.95		$3.25

Non-GAAP Adjusted INA EFO:

GAAP EFO for North America Segment	$190.5	$185.7		$153.7
Severance and restructuring expenses	5.0	1.6		4.0
Acquisition-related expenses	11.3	0.3		3.2
Impairment of property and equipment	1.5	-		-
Non-GAAP Adjusted EFO for North America Segment	208.3	187.6		160.9

Non-GAAP Adjusted EMEA EFO:

GAAP EFO for EMEA Segment	$39.8	$37.3	#	$17.4
Severance and restructuring expenses	0.3	1.7	#	4.9
Acquisition-related expenses	-	-	#	0.1
Loss on sale of foreign entity	-	-		3.6
Other	-	-		(0.5)
Non-GAAP Adjusted EFO for EMEA Segment	$40.1	$39.0	#	$25.5

A-1

APPENDIX A

(continued)

	Years Ended December 31,
	2019	2018	2017
Non-GAAP Adjusted ROIC:

GAAP consolidated EFO	$240.6	$233.5	$179.3
Severance and restructuring expenses	5.4	3.4	9.0
Acquisition-related expenses	11.3	0.3	3.3
Loss on sale of foreign entity	-	-	3.1
Impairment of construction in progress	1.5	-	-
Other	-	-	0.2
Non-GAAP Adjusted consolidated EFO	258.8	237.2	194.9
Income tax expense*	71.2	65.2	72.1
Non-GAAP Adjusted consolidated EFO, net of tax	$187.6	$172.0	$122.8

Average stockholders’ equity**	$1,071.3	$912.1	$780.6
Average debt**	411.0	240.5	316.1
Average cash**	(126.9)	(141.6)	(184.7)
Invested capital	$1,355.4	$1,011.0	$912.0

Non-GAAP Adjusted ROIC (from GAAP consolidated EFO)***	12.87%	16.74%	12.39%
Non-GAAP Adjusted ROIC (from non-GAAP consolidated EFO)****	13.85%	17.01%	13.46%

Assumed tax rate of 27.5% for 2019 and 2018 (consistent with the compensation plan; there is no impact to actual attainment) and 37% for 2017
Average of previous five quarters, excluding the impact of the cumulative effect of a change in accounting principle on retained earnings
Computed as GAAP consolidated EFO, net of tax of $66.2 million, $64.2 million and $66.3 million for the twelve months ended December 31, 2019, 2018 and 2017, respectively, divided by invested capital
Computed as non-GAAP Adjusted consolidated EFO, net of tax divided by invested capital

Constant Currency

In addition, the Company refers to changes in financial results in constant currency. Such year over year comparisons of financial results exclude the effects of fluctuating foreign currency exchange rates. In computing these changes and percentages, the Company compares the current year amount as translated into U.S. dollars under the applicable accounting standards to the prior year amount in local currency translated into U.S. dollars utilizing the weighted average translation rate for the current period.

Use of Non-GAAP Financial Measures

The non-GAAP financial measures (referred to in this proxy statement as Adjusted EFO, Adjusted Diluted EPS and Adjusted ROIC) exclude the items noted above. The Company excludes these items when internally evaluating its results of operations. These non-GAAP measures are used by management to evaluate financial performance against budgeted amounts, to calculate incentive compensation, to assist in forecasting future performance and to compare the Company’s results to those of the Company’s competitors. The Company believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency, facilitate comparisons to prior periods and the Company’s competitors’ results and assist in forecasting performance for future periods. These non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

A-2

APPENDIX B

INSIGHT ENTERPRISES, INC. 2020 OMNIBUS PLAN

SECTION 1.  Establishment, PURPOSE, Effective date & expiration date

1.1Establishment; Prior Plan

Insight Enterprises, Inc. (the “Company”) hereby establishes the Insight Enterprises, Inc. 2020 Omnibus Plan (the “Plan”).  The Company previously adopted the Amended Insight Enterprises, Inc. 2007 Omnibus Plan (the “Prior Plan”).  The Prior Plan shall remain in effect until all awards granted under the Prior Plan have been exercised, forfeited or cancelled or have otherwise expired or terminated.  As described in Section 4.1, any shares that remain outstanding or otherwise become available under the terms of the Prior Plan following the date the Plan is approved by the Company’s stockholders shall become available for issuance under this Plan.  No awards will be made under the Prior Plan on or after the Effective Date.

1.2Purpose

The purpose of the Plan is to attract, retain, and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its Related Companies by providing them with the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts with the long-term interests of the Company’s stockholders.

1.3Effective Date; Stockholder Approval

The Plan is effective on the date that it is approved by the Company’s stockholders (the “Effective Date”).  The Plan must be submitted to the stockholders of the Company for their approval within twelve months after the adoption of the Plan by the Board of Directors of the Company (the “Board”).  If such approval is not obtained, the Plan and any Awards granted pursuant thereto shall be void and without effect.

1.4Expiration Date

Unless sooner terminated by the Board, the Plan will expire on, and no Award may be granted pursuant to the Plan after, the tenth anniversary of the Effective Date (the “Expiration Date”).  Any Awards granted under the Plan prior to the Expiration Date shall continue in effect until they expire, terminate, are exercised or are paid in full in accordance with the terms of the Plan and any applicable Award Agreement.

SECTION 2. DEFINITIONS

Certain capitalized terms used in the Plan have the meanings set forth in the Appendix.

B-1

APPENDIX B

(continued)

SECTION 3.  ADMINISTRATION

3.1Administration of the Plan

The Plan shall be administered by the Board or the Compensation Committee, which shall be composed of two or more directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission and an “independent director” within the meaning of NASDAQ Marketplace Rule 4200.  Notwithstanding the foregoing, the Board may delegate responsibility for administering the Plan with respect to designated classes of Eligible Persons to different committees consisting of one or more members of the Board, subject to such limitations as the Board deems appropriate, except with respect to Awards to Participants who are subject to Section 16 of the Exchange Act.  Members of any committee shall serve for such term as the Board may determine, subject to removal by the Board at any time.  To the extent consistent with applicable law, the Board or the Compensation Committee may authorize one or more officers of the Company to grant Awards to designated classes of Eligible Persons, within limits specifically prescribed by the Board or the Compensation Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any person subject to Section 16 of the Exchange Act.  Likewise, no such officer may take part in any action in connection with their participation in the Plan.  All references in the Plan to the “Committee” shall be, as applicable, to the Compensation Committee or any other committee or any officer to whom the Board or the Compensation Committee has delegated authority to administer the Plan.  Notwithstanding the foregoing, discretionary awards to nonemployee directors may only be made by the Compensation Committee.

3.2Administration and Interpretation by Committee

(a)Except for the terms and conditions explicitly set forth in the Plan and to the extent permitted by applicable law, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board or a Committee composed of members of the Board, to: (i) select the Eligible Persons to whom Awards may from time to time be granted under the Plan; (ii) determine the type or types of Award to be granted to each Participant under the Plan; (iii) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (iv) determine the terms and conditions of any Award granted under the Plan; (v) approve the forms of Award Agreement or notice for use under the Plan; (vi) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or may be canceled or suspended; (vii) determine whether, to what extent and under what circumstances cash, shares of Common Stock, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant; (viii) interpret and administer the Plan and any instrument evidencing an Award, notice or agreement executed or entered into under the Plan; (ix) establish such rules and regulations as it shall deem appropriate for the proper administration of the Plan; (x) delegate ministerial duties to such of the Company’s employees as it so determines; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

APPENDIX B

(continued)

(b)In no event, however, shall the Committee have the right, without stockholder approval, to (i) cancel or amend outstanding Options or SARs for the purpose of repricing, replacing or regranting such Options or SARs with Options or SARs that have a purchase or grant price that is less than the purchase or grant price for the original Options or SARs except in connection with adjustments provided in Section 15.1, or (ii) issue an Option or SAR or amend an outstanding Option or SAR to provide for the grant or issuance of a new Option on exercise of the original Option or SAR.  For this purpose, a “repricing” also means (A) any other action that is treated as a “repricing” under generally accepted accounting principles and (B) repurchasing for cash or canceling an Option or SAR at a time when its purchase or grant price is greater than the Fair Market Value of the underlying Common Stock in exchange for another Award, unless the cancellation and exchange occurs in connection with an event set forth in Section 15.1.  Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

(c)The effect on the vesting of an Award of a Company-approved leave of absence or a Participant’s working less than full-time shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors or executive officers, by the Compensation Committee, whose determination shall be final.

(d)Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any stockholder and any Eligible Person.  A majority of the members of the Committee may determine its actions.

SECTION 4.  SHARES SUBJECT TO THE PLAN

4.1Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 15.1, the number of shares of Common Stock available for issuance under the Plan shall be 1,000,000 shares, plus any shares that remain or otherwise become available under the terms of the Prior Plan (including as a result of forfeiture, expiration, termination, cancellation or settlement other than by delivery of shares under the Prior Plan) following the date the Plan is approved by the Company’s stockholders.  Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

4.2Share Usage

(a)If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to or otherwise reacquired by the Company, the shares subject to such Awards and the forfeited or reacquired shares shall again be available for issuance under the Plan.  With respect to any shares of Common Stock covered by an Award that is settled in cash, the shares of Common Stock used to measure the value of the Award, if any, shall not reduce the number of shares of Common Stock available for grant under the Plan.  Any shares of Common Stock tendered or withheld to pay the exercise price of an Option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an Option or a SAR shall not again become

APPENDIX B

(continued)

available for grant under the Plan.  For Awards other than Options and SARs, any shares of Common Stock tendered by a Participant or retained by the Company as full or partial payment to satisfy tax withholding obligations in connection with an Award shall be available for Awards under the Plan.  Dividend equivalents paid in Common Stock shall reduce the number of shares available for grant by the number of shares of Common Stock used to satisfy such dividend equivalent.  Shares of Common Stock repurchased by the Company using proceeds from the exercise of an Option shall not be available for issuance or delivery under the Plan and shall not increase the maximum aggregate number of shares set out pursuant to Section 4.1.  If the provisions of this Section 4.2 are inconsistent with the requirements of Section 422 of the Code, or any regulations promulgated thereunder, the provisions of such regulations shall control over the provisions of this Section 4.2 but only to the extent that this Section 4.2 applies to Incentive Stock Options.  The Committee may adopt such other reasonable rules and procedures as it deems appropriate for determining the number of shares that are available for grant under the Plan

(b)Notwithstanding anything in the Plan to the contrary, the Committee may grant Substitute Awards under the Plan.  Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan.  In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Compensation Committee, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or a Related Company prior to such acquisition or combination.  Notwithstanding the foregoing, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Stock Options shall be counted against the Incentive Stock Option limit set out in Section 4.2(c).  In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Committee without any further action by the Committee, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

(c)Notwithstanding the other provisions in this Section 4.2, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate number of shares stated in Section 4.1, subject to adjustment as provided in Section 15.1.

(d)Notwithstanding any provision of the Plan to the contrary, the aggregate compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director during any calendar year, including Awards granted and cash fees paid by the Company to such Non-

APPENDIX B

(continued)

Employee Director shall not exceed $450,000 in total value, calculating the value of any Awards as of the Grant Date Fair Market Value.

4.3Limitations

Notwithstanding any other provisions of the Plan to the contrary, Awards granted with respect to 95% of the shares authorized for issuance under the Plan shall, at a minimum, be subject to a forfeiture restriction for the lesser of (i) a one year period from the Grant Date, over which the forfeiture restriction lapses periodically based primarily on continuous service to the Company or a Related Company, and (ii) one year from the Grant Date for a forfeiture restriction that lapses based primarily upon the accomplishment of Performance Goals.  In no event shall the Committee have the right, without stockholder approval, to cancel, waive or amend the provisions of this Section 4.3 other than in the event of death, Disability, Retirement, or a Change in Control, sale, merger, consolidation, reorganization, liquidation, or dissolution of the Company.

SECTION 5.  ELIGIBILITY

An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Committee from time to time selects.  An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.  No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

SECTION 6.  AWARDS

6.1Form, Grant and Settlement of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan.  Such Awards may be granted either alone or in addition to or in tandem with any other type of Award.  Any Award settlement may be subject to such conditions, restrictions and contingencies as the Committee shall determine.

6.2Evidence of Awards

Awards granted under the Plan shall be evidenced by a written, including an electronic, notice or agreement that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with the Plan.

6.3Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of any Award if and to the extent set forth in the applicable Award Agreement at the time of grant.  If any such deferral election is permitted or required, the Committee, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include the grant of additional Awards

APPENDIX B

(continued)

or provisions for the payment or crediting of interest or dividend equivalents, including converting such credits to deferred stock unit equivalents; provided, however, that the terms of any deferrals under this Section 6.3 shall comply with all applicable law, rules and regulations, including, without limitation, Section 409A of the Code.

6.4Clawback

Every Award issued pursuant to this Plan is subject to potential forfeiture or recovery to the fullest extent called for by law, any applicable listing standard, or any current or future clawback policy that may be adopted by the Company from time to time, including, without limitation, any clawback policy adopted to comply with the final rules issued by the Securities and Exchange Commission and the final listing standards to be adopted by the NASDAQ Stock Market pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.  By accepting an Award, each Participant consents to the potential forfeiture or recovery of his or her Awards pursuant to applicable law and/or listing standard, or Company clawback policy as it may be amended from time to time, and agrees to be bound by and comply with the clawback policy and to return the full amount required by the clawback policy.  As a condition to the receipt of any Award, a Participant may be required to execute any requested additional documents consenting to and agreeing to abide by the Company clawback policy as it may be amended from time to time.

SECTION 7.  OPTIONS

7.1Grant of Options

The Committee may grant Options designated as Nonqualified Stock Options or as Incentive Stock Options.

7.2Option Exercise Price

The exercise price for shares purchased under an Option shall be at least 100% of the Fair Market Value on the Grant Date, except in the case of Substitute Awards.

7.3Term of Nonqualified Stock Options

Subject to earlier termination in accordance with the terms of the Plan and the applicable Award Agreement, the maximum term of a Nonqualified Stock Option shall be ten years from the Grant Date or such shorter period as established for that Option by the Committee.

7.4Exercise of Options

Subject to Section 4.3, the Committee shall establish and set forth in each applicable Award Agreement the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time.  To the extent an Option has vested and becomes exercisable, the Option may be exercised in whole or from time to time in part by delivery to or as directed or approved by the Company of a properly executed Option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares with respect to which the Option

APPENDIX B

(continued)

is being exercised, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Section 7.5 and Section 13.  An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.

7.5Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased.  Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include:

(a)cash, check or wire transfer;

(b)having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have a Fair Market Value on the date of exercise of the Option equal to the exercise price of the Option and, if applicable, shares equal to or less than the withholding required by Section 13 hereof;

(c)tendering (either actually or, so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock owned by the Participant that on the day prior to the exercise date have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(d)so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

(e)such other consideration as the Committee may permit.

7.6Effect of Termination of Service

The Committee shall establish and set forth in each applicable Award Agreement whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time.  Notwithstanding any provision of the Plan to the contrary, the Committee may not waive or modify the terms of any Option in a manner that will cause such Option to be subject to the requirements of Section 409A of the Code.

7.7	Dividend Equivalents

Dividend equivalents shall not be payable with respect to any Option.

APPENDIX B

(continued)

SECTION 8.  INCENTIVE STOCK OPTION LIMITATIONS

8.1General Limitations

Any Option designated as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an ‘incentive stock option” within the meaning of Section 422 of the Code.  Notwithstanding any other provision of the Plan, the terms and conditions of any Incentive Stock Options shall comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder.

8.2Grant of Incentive Stock Options

Incentive Stock Options shall be granted only to Participants who are employees of the Company or of a “related corporation” as that term is defined in Treas. Reg. § 1.421-1(i)(2).

8.3Exercise Price of Incentive Stock Options

Subject to Section 7.2, the exercise price per share of Common Stock pursuant to any Incentive Stock Option shall be set by the Committee, provided that the exercise price for any Incentive Stock Option shall not be less than the Fair Market Value as of the Grant Date.

8.4Term of Incentive Stock Options; Lapse of Option

In no event may any Incentive Stock Option be exercisable more than ten years from the Grant Date.  An Incentive Stock Option shall lapse in the following circumstances:

(a)The Incentive Stock Option shall lapse ten years from the Grant Date, unless an earlier time is set in the Award Agreement;

(b)The Incentive Stock Option shall lapse upon a Termination of Employment for any reason other than the Participant’s death or Disability, unless otherwise provided in the Award Agreement; and

(c)Unless otherwise provided in the Award Agreement, if the Participant incurs a Termination of Employment on account of death or Disability before the Option lapses pursuant to paragraph (a) or (b), above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of: (i) the scheduled termination date of the Option or (ii) twelve months after the date of the Participant’s Termination of Employment on account of death or Disability.  Upon the Participant’s death or Disability, any Incentive Stock Options exercisable at the Participant’s death or Disability may be exercised by the Participant’s legal representative, by the person entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Options or dies intestate, by the person entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

APPENDIX B

(continued)

8.5Right to Exercise

Except as provided in Section 8.4, an Incentive Stock Option may be exercised only by the Participant during the Participant’s lifetime.

8.6Individual Dollar Limitation

The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Common Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision.  To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Nonqualified Stock Options.

8.7Ten Percent Owners

An Incentive Stock Option may be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent of the total combined voting power of all classes of Common Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the Grant Date and the Option is exercisable for no more than five years from the Grant Date.

SECTION 9.  STOCK APPRECIATION RIGHTS

9.1Grant of Stock Appreciation Rights

The Committee may grant SARs to Participants at any time on such terms and conditions as the Committee shall determine in its sole discretion.  An SAR may be granted in tandem with an Option (“Tandem SAR”) or alone (“Freestanding SAR”).  The grant price of a Tandem SAR shall be equal to the exercise price of the related Option.  The grant price of a Freestanding SAR shall be established in accordance with procedures for Options set forth in Section 7.2.  An SAR may be exercised upon such terms and conditions and for the term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the applicable Award Agreement, the term of a Freestanding SAR shall be ten years from the Grant Date or such shorter period as established for that SAR by the Committee, and in the case of a Tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the Tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the Tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.  No dividend equivalents shall be payable with respect to any SAR.

9.2Payment of SAR Amount

Upon the exercise of an SAR, a Participant shall be entitled to receive payment in an amount determined by multiplying (a) the difference between the Fair Market Value of the Common Stock on the date of exercise over the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised.  At the discretion of the Committee as set forth in the

APPENDIX B

(continued)

applicable Award Agreement, the payment upon exercise of an SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

Subject to Section 4.3 and Section 17.5, the Committee, in its sole discretion, may waive any other terms, conditions or restrictions on any SAR under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 10.  STOCK AWARDS, RESTRICTED STOCK AND STOCK UNITS

10.1Grant of Stock Awards, Restricted Stock and Stock Units

Subject to Section 4.3, the Committee may grant Stock Awards, Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous service with the Company or a Related Company or the achievement of any Performance Goals, which terms, conditions and restrictions shall be set forth in the applicable Award Agreement.

10.2Vesting of Restricted Stock and Stock Units

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions of Restricted Stock or Stock Units, as determined by the Committee, and subject to the provisions of Section 13, (a) the shares of Restricted Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in shares of Common Stock or, if set forth in the Award Agreement, in cash or a combination of cash and shares of Common Stock.  Any fractional shares subject to such Awards shall be paid to the Participant in cash.

10.3Waiver of Restrictions

Subject to Section 4.3 and Section 17.5, the Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Unit under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 11.  PERFORMANCE SHARES and Performance units

11.1Grant and Value of Performance Shares or Performance Units

The Committee may grant Performance Shares or Performance Units to Participants at any time and from time to time.  Subject to the provisions of the Plan, the Committee shall have discretion in determining the number of Performance Shares or Performance Units granted to each Participant.  The Committee may impose conditions and/or restrictions on each Performance Share or Performance Unit including, without limitation, conditions or restrictions based on the achievement of specific Performance Goals.  The Performance Goal or Goals applicable to any Performance Share or Performance Unit Award shall be designated in the applicable Award

APPENDIX B

(continued)

Agreement or other document.  The achievement of the Performance Goals for a particular period will determine the ultimate value of the Performance Share or Performance Unit Award.

11.2Dividend Equivalents

In the Award Agreement for any Performance Share or Performance Unit Award, the Committee may also grant the Participant dividend equivalents.  Any dividend equivalents to which a Participant may be entitled pursuant to this Section 11.2 shall be payable in accordance with the related Award Agreement, which shall comply with the requirements of Section 409A of the Code (or an exception thereto) to the extent Section 409A applies to such dividend equivalent.  In no event may a dividend equivalent awarded in connection with any Performance Share or Performance Unit Award be paid unless and until such Award vests or is earned by satisfaction of the applicable Performance Goal or Performance Goals.

SECTION 12.  OTHER STOCK- OR CASH-BASED AWARDS

Subject to the terms of the Plan and such other terms and conditions as the Committee deems appropriate, the Committee may grant other incentives payable in cash or in shares of Common Stock under the Plan.

SECTION 13.  WITHHOLDING

The Company shall have the power to withhold, or to require a Participant to remit to the Company or to any Related Company, as applicable, up to the maximum amount necessary to satisfy federal, state, local and foreign withholding tax requirements in the applicable jurisdiction on any Award under the Plan.  The Company shall have discretion to determine the withholding amount, or the Company may (but is not required to) permit a Participant to elect the withholding amount, within permissible limits as it deems appropriate, but in no event will such withholding amount be less than the minimum or more than the maximum amount necessary to satisfy federal, state, local or foreign tax withholding requirements in the applicable jurisdiction on any Award under the Plan.  To the extent that alternative methods of withholding are available under applicable tax laws, the Company shall have the power to choose among such methods.

The Committee may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by (a) paying cash to the Company or to any Related Company, as applicable, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant having a Fair Market Value equal to the applicable withholding amount, or (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the applicable withholding amount.

The Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until the withholding obligations described by this Section 13 are satisfied.

APPENDIX B

(continued)

SECTION 14.  ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death.  During a Participant’s lifetime, an Award may be exercised only by the Participant.  Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award subject to such terms and conditions as the Committee shall specify; provided, however, that under no circumstances shall an Award be transferable for value or consideration.

SECTION 15.  ADJUSTMENTS AND Change in control

15.1Adjustment of Shares

In the event, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or (b) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments in: (i) the maximum number and kind of securities available for issuance under the Plan; (ii) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.2(c); (iii) the maximum number and kind of securities set forth in Section 4.2(d); and (iv) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor.  The determination by the Committee, as to the terms of any of the foregoing adjustments shall be conclusive and binding.

Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards.  Also notwithstanding the foregoing, a dissolution or liquidation of the Company shall not be governed by this Section 15.1 but shall be governed by Section 15.2.

15.2Dissolution or Liquidation

To the extent not previously exercised or settled, and unless otherwise determined by the Committee in its sole discretion, Awards shall terminate immediately prior to the dissolution or liquidation of the Company.  To the extent a vesting condition, forfeiture provision or repurchase right applicable to an Award has not been waived by the Committee, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

APPENDIX B

(continued)

15.3Termination of Service on a Change in Control

In the event of a Participant’s Termination of Service without Cause or for Good Reason during the 18-month period following a Change in Control, unless otherwise provided for in any applicable Award Agreement to the contrary, all outstanding Awards (other than Performance Shares and Performance Units) shall become fully and immediately exercisable, and all applicable deferral and restriction limitations or forfeiture provisions shall lapse as of the date of the Participant’s Termination of Service.

Except as otherwise provided for in any applicable Award Agreement, in the event of a Participant’s Termination of Service without Cause or for Good Reason during the 18-month period following a Change in Control, all Performance Shares or Performance Units for which the performance level has not been determined as of the date of the Participant’s Termination of Service shall be payable in full at the target level in accordance with the payout schedule pursuant to the Award Agreement.

15.4No Termination of Service on a Change in Control

The provisions of this Section 15.4 shall apply to an Award only if, before or immediately upon the occurrence of an event that would constitute a Change in Control, the Board, as constituted prior to the Change in Control, reasonably concludes, in good faith, that the value of the Award or the Participant’s opportunity for future appreciation in respect of the Award will be materially impaired following the closing of the transaction that will result in the Change in Control.  Unless the Committee shall determine otherwise in the applicable Award Agreement or in a written employment, services or other agreement between the Participant and the Company or a Related Company, in the event of a Change in Control described by this Section 15.4:

(a)any Options and SARs shall become exercisable immediately prior to (but contingent upon) the closing of the transaction that will result in the Change in Control and all necessary steps shall be taken to allow the Participants to immediately exercise such Options or SARs so that any Common Stock issued upon such exercise shall be able to participate in the transaction that results in the Change in Control;

(b)any restrictions and deferral limitations applicable to any Restricted Stock or Stock Units shall lapse, and such Restricted Stock or Stock Units shall become fully vested immediately prior to (but contingent upon) the closing of the transaction that results in the Change of Control;

(c)all Performance Shares and Performance Units shall be considered to be earned at the target level and shall become fully vested immediately prior to (but contingent upon) the closing of the transaction that results in the Change in Control.  The portion that is not earned will be forfeited; and

(d)any restrictions and deferral limitations and other conditions applicable to any other Awards shall lapse, and such other Awards shall become fully vested immediately prior to (but contingent upon) the closing of the transaction that will result in the Change of Control.

APPENDIX B

(continued)

15.5No Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

15.6Fractional Shares

In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment.

SECTION 16.  AMENDMENT AND TERMINATION

16.1Amendment, Suspension or Termination

The Board or the Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required for any amendment to the Plan; and provided, further, that any amendment that requires stockholder approval may be made only by the Board.  Subject to Section 17.5, the Committee may amend the terms of any outstanding Award, prospectively or retroactively.

16.2Term of the Plan

Unless sooner terminated as provided herein, the Plan shall terminate ten years from the Effective Date.  After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.  Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the later of (a) the Effective Date and (b) the approval by the stockholders of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code.

16.3Consent of Participant

The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan.  Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option.  Notwithstanding the foregoing, any adjustments made pursuant to Section 15 shall not be subject to these restrictions.

Subject to Section 17.5, the Board shall have broad authority to amend the Plan or any outstanding Award without the consent of a Participant to the extent the Board deems necessary or advisable to (i) comply with, or take into account, changes in applicable tax laws, securities

APPENDIX B

(continued)

laws, accounting rules and other applicable law, rules and regulations or (ii) to ensure that an Award is not subject to additional taxes, interest or penalties under Section 409A of the Code.

SECTION 17.  GENERAL

17.1No Right to Continued Employment

Nothing in the Plan or any Award Agreement shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without Cause.

17.2Issuance of Shares

Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (a) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (b) such other action or agreement by the Participant as may from time to time be necessary to comply with the federal, state and foreign securities laws.  At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration.  The Committee may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

To the extent the Plan or any Award Agreement provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

APPENDIX B

(continued)

17.3Indemnification

Each person who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3.1, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

17.4No Rights as a Stockholder

No Award, other than a Stock Award, shall entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

17.5Section 409A Compliance

Some of the Awards that may be granted pursuant to the Plan (including, but not necessarily limited to, Stock Unit Awards, Performance Share Awards and Performance Unit Awards) may be considered to be “non-qualified deferred compensation” subject to Section 409A of the Code.  If an Award is subject to Section 409A of the Code, the Company intends (but cannot and does not guarantee) that the Plan and the applicable Award Agreement comply fully with and meet all of the requirements of Section 409A of the Code or an exception thereto and that the applicable Award Agreement includes such provisions, in addition to the provisions of this Plan, as may be necessary to assure compliance with Section 409A of the Code or an exception thereto.  The Plan and all Award agreements shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an exception thereto.  Although the Plan and any Award Agreements have been designed to comply with Section 409A or to fit within an exception to the requirements of Section 409A, the Company specifically does not warrant such compliance. Each Participant remains solely responsible for any adverse tax consequences imposed upon him by Section 409A.

To the extent necessary to comply with Section 409A of the Code, any Award that is subject to Section 409A of the Code may be modified, replaced or terminated in the discretion of the Committee.  Notwithstanding any provision of this Plan or the terms of any Award Agreement to the contrary, in the event that the Committee determines that any Award is or may become

APPENDIX B

(continued)

subject to Section 409A of the Code, the Company may adopt such amendments to the Plan and the related Award Agreement, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to either comply with Section 409A of the Code or to exclude or exempt the Plan or any Award from the requirements of Section 409A of the Code.

Under no circumstances may the time or schedule of any payment for any Award that is subject to the requirements of Section 409A of the Code be accelerated or subject to further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.  If the Company fails to make any payment pursuant to the payment provisions applicable to an Award that is subject to Section 409A of the Code, either intentionally or unintentionally, within the time period specified in such provisions, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the provisions.  In addition, in the event of a dispute with respect to any payment, such payment may be delayed in accordance with the regulations and other guidance issued pursuant to Section 409A of the Code.

Notwithstanding any provision to the contrary, with respect to any Option or Stock Appreciation Right that otherwise satisfies the requirements of the stock rights exception to Section 409A of the Code, any adjustment pursuant to Section 4.2 or Section 15 shall be made consistent with the requirements of the final regulations promulgated pursuant to Section 409A of the Code, or an exception thereto and, in the case of Incentive Stock Options, in a manner consistent with the requirements of Section 424(a) of the Code.

If, at the time of a Participant’s Separation from Service, the Company has any stock which is publicly traded on an established securities market or otherwise, and if the Participant is considered to be a Specified Employee, to the extent any payment for any Award is subject to the requirements of Section 409A of the Code and is payable upon the Participant’s Separation from Service, such payment shall not commence prior to the first business day following the date which is 6 months after the Participant’s Separation from Service (or if earlier than the end of the 6-month period, the date of the Participant’s death).  Any amounts that would have been distributed during such 6-month period will be distributed on the day following the expiration of the 6-month period.

17.6Participants in Other Countries or Jurisdictions

Without amending the Plan, the Committee may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Related Company may operate or have employees to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit the Plan to operate in a qualified or tax-efficient manner, comply with applicable foreign laws or regulations and meet the objectives of the Plan.

APPENDIX B

(continued)

17.7No Trust or Fund

The Plan is intended to constitute an “unfunded” plan.  Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

17.8Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

17.9Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

17.10Choice of Law and Venue

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Arizona without giving effect to principles of conflicts of law.  Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Arizona.

17.11Legal Requirements

The granting of Awards and the issuance of shares of Common Stock under the Plan are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

APPENDIX B

(continued)

APPENDIX

DEFINITIONS

a.“Acquired Entity” means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.

b.“Award” means any Option, Stock Appreciation Right, Stock Award, Restricted Stock, Stock Unit, Performance Share, Performance Unit, cash-based award or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.

c.“Award Agreement” means the agreement described by Section 6.2.

d.“Board” means the Board of Directors of the Company.

e.“Cause” means, unless otherwise defined in an Award Agreement or in a written employment, services or other agreement between the Participant and the Company or a Related Company, the occurrence any one or more of the following with respect to a Participant:

i.misappropriation (or attempted misappropriation) of any of the Company’s funds or property;

ii.conviction of, or the entering of a guilty plea or a plea of no contest with respect to a felony;

iii.repeated, willful and significant neglect of duties;

iv.acts of material dishonesty toward the Company;

v.repeated material violation of any material written policy with respect to the Company’s business or operations;

vi.repeated significant deficiencies with respect to performance objectives assigned by the Participant’s supervisor; or

vii.material breach of any employment, services or other agreement between the Participant and the Company or a Related Company (after notice and an opportunity to cure).

f. “Change in Control” means, unless the Committee determines otherwise with respect to an Award at the time the Award is granted, a “change in the ownership or effective control of a corporation” or a “change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Section 409A of the Code (treating the Company as the relevant corporation) provided, however, that for purposes of determining a “change in the effective control,” “50 percent” shall be used instead of “30 percent” and for purposes of determining a “substantial portion of the assets of the corporation, “85% percent” shall be used instead of “40 percent”.  Notwithstanding the foregoing, the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or a Related Company; (ii) any

APPENDIX B

(continued)

acquisition by any employee benefit plan sponsored or maintained by the Company or a Related Company; (iii) any Related Party Transaction.

g. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

h.“Committee” has the meaning set forth in Section 3.1.

i.“Common Stock” means the common stock, par value $0.01 per share, of the Company.

j.“Company” means Insight Enterprises, Inc., a Delaware corporation.

k.“Compensation Committee” means the Compensation Committee of the Board.

l.“Disability” means that the Participant qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as may be amended from time to time, or such other definition as provided in an Award Agreement or employment agreement.  In the case of an Incentive Stock Option, Disability shall have the meaning ascribed to it in Section 22(e)(3) of the Code.

m.“Effective Date” has the meaning set forth in Section 1.3.

n.“Eligible Person” means any person eligible to receive an Award as set forth in Section 5.

o.“Entity” means any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).

p.“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

q.“Fair Market Value” means the average of the high and low trading prices for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.

r.“Freestanding SAR” means an SAR granted separately from a related Option as described by Section 9.1.

s.“Good Reason” means, unless otherwise defined in an Award Agreement or in a written employment, services or other agreement between the Participant and the Company or a Related Company, the occurrence of any one or more of the following with respect to a Participant:

i.a material diminution in Participant’s authority, duties or responsibilities without his or her consent;

ii.a material reduction in Participant’s base salary, other than as part of a Company salary reduction program that includes employees of the Company;

APPENDIX B

(continued)

iii.the Company’s material breach of any employment, services or other agreement between the Participant and the Company or a Related Company; provided, however, that the Participant must resign within 180 days of the initial occurrence of any of the foregoing circumstances and must provide written notice to the Participant’s supervisor of the facts and circumstances he or she alleges constitute Good Reason within 90 days of the first occurrence of such fact or circumstance or the Participant shall be deemed to have waived his or her right to terminate for Good Reason with respect to any such facts or circumstances; provided, further, that none of the actions set forth above shall constitute Good Reason if the action is cured or otherwise remedied by the Company within 30 business days after receiving written notice from the Participant.

t. “Grant Approval Date” means the date on which the Committee completes the corporate action authorizing the grant of an Award; provided, however, that the Grant Approval Date for an Award shall be on or before the Grant Date for such Award.

u.“Grant Date” means the later of (a) the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee and (b) the date on which all conditions precedent to an Award have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

v.“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined for purposes of Section 422 of the Code or any successor provision.

w.“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

x.“Option” means a right to purchase Common Stock granted under Section 7.

y.“Option Expiration Date” means the last day of the maximum term of the Option.

z.“Outstanding Company Common Stock” means, with respect to a transaction, the then outstanding shares of Common Stock of the Company.

aa.“Outstanding Company Voting Securities” means, with respect to a transaction, the then outstanding voting securities of the Company entitled to vote generally in the election of directors.

bb.“Parent Company” means a company or other entity which as a result of a transaction the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.

cc.“Participant” means any Eligible Person to whom an Award is granted.

dd.“Performance Goal” means one or more goals established by the Committee based upon business criteria or other performance measures determined by the Committee.

ee.“Performance Share” means an Award of units denominated in shares of Common Stock granted under Section 11.

APPENDIX B

(continued)

ff.“Performance Unit” means an Award of units denominated in cash or property other than shares of Common Stock granted under Section 11.

gg.“Plan” means the Insight Enterprises, Inc. 2020 Omnibus Plan.

hh.“Prior Plan” means the Amended Insight Enterprises, Inc. 2007 Omnibus Plan.

ii.“Related Company” means any entity that is directly or indirectly controlled by, in control of or under common control with the Company.

jj.“Related Party Transaction” means a transaction pursuant to which:

i.the Entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, at least 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Successor Company in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities;

ii.no Entity (other than the Company, any employee benefit plan (or related trust) of the Company or a Related Company, the Successor Company or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (a) above is satisfied in connection with the applicable transaction, such Parent Company) will beneficially own, directly or indirectly, 40% or more of, respectively, the outstanding shares of common stock of the Successor Company or the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the transaction; and

iii.individuals who were members of the Board will immediately after the consummation of the transaction constitute at least a majority of the members of the board of directors of the Successor Company (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (a) above is satisfied in connection with the applicable transaction, of the Parent Company).

kk.“Restricted Stock” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are subject to restrictions prescribed by the Committee.

ll.“Retirement,” unless otherwise defined in an Award Agreement or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means “Retirement” as defined for purposes of the Plan by the Committee or the Company’s chief human resources officer or other person performing that function or, if not so defined, means Termination of Service on or after the date the Participant reaches “normal retirement age,” as that term is defined in Section 411(a)(8) of the Code.

mm.“Securities Act” means the Securities Act of 1933, as amended from time to time.

APPENDIX B

(continued)

nn.“Specified Employee” means certain officers and highly compensated employees of the Company as defined in Treas. Reg. § 1.409A-1(i).  The identification date for determining whether any employee is a Specified Employee during any calendar year shall be the September 1 preceding the commencement of such calendar year.

oo.“Stock Appreciation Right” or “SAR” means a right granted under Section 9.1 to receive the excess of the Fair Market Value of a specified number of shares of Common Stock over the grant price.

pp.“Stock Award” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are not subject to restrictions prescribed by the Committee.

qq.“Stock Unit” means an Award denominated in units of Common Stock granted under Section 10.

rr.“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity.

ss.“Successor Company” means the surviving company, the successor company or Parent Company, as applicable, in connection with a transaction.

tt.“Tandem SAR” means an SAR granted in tandem with all or a portion of a related Option as described by Section 9.1.

uu.“Termination of Service” means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability or Retirement.  Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors and executive officers, by the Compensation Committee, whose determination shall be conclusive and binding.  Transfer of a Participant’s employment or service relationship between the Company and any Related Company shall not be considered a Termination of Service for purposes of an Award.  Unless the Compensation Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company.

Notwithstanding the foregoing, solely for the purpose of any Award that is subject to the requirements of Section 409A of the Code, the term “Termination of Service” means a “Separation from Service.” The term “Separation from Service” means either (i) the termination of a Participant’s employment with the Company and all Affiliates due to death, retirement or other reasons, or (ii) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii).  For purposes of this paragraph, the term “Affiliate” shall have the meaning ascribed to it in Treas. Reg. § 1.409A-(h)(3) (which generally requires 50% common ownership).

APPENDIX B

(continued)

A Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed 6 months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract).  If the Participant’s period of leave exceeds 6 months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such 6-month period.  Whether a Termination of Service has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

For purposes of the Plan, if a Participant performs services in more than one capacity, the Participant must have a Termination of Service in all capacities as an employee, member of the Board, independent contractor or consultant to have a Separation from Service.  Notwithstanding the foregoing, if a Participant provides services both as an employee and a non-employee, (1) the services provided as a non-employee are not taken into account in determining whether the Participant has a Separation from Service as an employee under a nonqualified deferred compensation plan in which the Participant participates as an employee and that is not aggregated under Section 409A of the Code with any plan in which the Participant participates as a non-employee, and (2) the services provided as an employee are not taken into account in determining whether the Participant has a Termination of Service as a non-employee under a nonqualified deferred compensation plan in which the Participant participates as a non-employee and that is not aggregated under Section 409A of the Code with any plan in which the Participant participates as an employee.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Address Change? Mark box, sign, and indicate changes below: TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors recommends you vote FOR the election of the nominees for director in Proposal 1 and FOR Proposals 2, 3 and 4. 1.Election of Nine Directors:01 Richard E. Allen■For■Against■Abstain 02 Bruce W. Armstrong■For■Against■Abstain 03 Linda Breard  For■Against■Abstain Please fold here – Do not separate 04 Timothy A. Crown■For■Against■Abstain 05 Catherine Courage■For■Against■Abstain 06 Anthony A. Ibargüen■For■Against■Abstain 07 Kenneth T. Lamneck■For■Against■Abstain 08 Kathleen S. Pushor■For■Against■Abstain 09 Girish Rishi ■For■Against■Abstain 2.Advisory vote (non-binding) to approve named executive officer compensation■For■Against■Abstain 3.Approval of the 2020 Omnibus Plan■For■Against■Abstain 4.Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020■For■Against■Abstain Note: To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS AND AT THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER(S) THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

INSIGHT ENTERPRISES, INC. ANNUAL MEETING OF STOCKHOLDERS Wednesday, May 20, 2020 10:00 a.m. Mountain Standard Time INSIGHT CLIENT SUPPORT CENTER 910 West Carver Road, Suite 110 Tempe, AZ 85284 Insight Enterprises, Inc. 910 West Carver Road, Suite 110 Tempe, AZ 85284proxy This proxy is solicited by the Board of Directors for use at the 2020 Annual Meeting of Stockholders on May 20, 2020. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” the election of the nominees for director in Proposal 1 and “FOR” Proposals 2, 3 and 4, and at the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof. By signing the proxy, you revoke all prior proxies and appoint KENNETH T. LAMNECK and SAMUEL C. COWLEY, individually and together, and with full power of substitution, to vote your shares of common stock of Insight Enterprises, Inc. on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements of the meeting.Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. :(* INTERNET/MOBILEPHONEMAIL www.proxypush.com/nsit1-866-883-3382 Mark, sign and date your proxy Use the Internet to vote your proxyUse a touch-tone telephone tocard and return it in the until 11:59 p.m. (CT) onvote your proxy until 11:59 p.m. (CT)postage-paid envelope provided. May 19, 2020.on May 19, 2020. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.